***CERTAIN MATERIAL (INDICATED BY THREE ASTERISKS IN BRACKETS) HAS BEEN OMITTED FROM THIS DOCUMENT BECAUSE IT IS BOTH (1) NOT MATERIAL AND (2) WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED.

BULK AGREEMENT FOR THE PURCHASE AND SALE
OF
MORTGAGE SERVICING RIGHTS
by and between
HomeStreet Bank
as the Seller
and

New Residential Mortgage LLC,
as the Purchaser
Dated as of March 29, 2019
Fannie Mae/Freddie Mac Loans

i

ii

iii

Exhibit A	Form of Bill of Sale
Exhibit B	Interim Servicing Requirements
Exhibit C	Servicing Transfer Instructions

Exhibit 1.1	Mortgage File Contents
Exhibit 3.05	Wire Instructions
Exhibit 6.14	Form of Limited Power of Attorney

Schedule 2.01	Data Tape Relating to the Mortgage Loans
Schedule 3.01	Purchase Price Percentage
Schedule 4.08	Exceptions Relating to Notices of violations, breach and non-compliance with any Applicable Requriements
Schedule 4.12.40	Mortgage Loans subject to Agency Indemnification Agreements or Repurchase Claims
Schedule 4.12.22	Construction/Renovation Mortgage Loans
Schedule 4.13(a)	Exceptions to [***] Year Quality Control Audits
Schedule 4.13(b)	Exceptions to Audits by any Agency, Investor, Insurer or any governmental agency

Annex A	Form of Settlement Schedule

This BULK AGREEMENT FOR THE PURCHASE AND SALE OF MORTGAGE SERVICING RIGHTS (the “Agreement”), dated as of March 29, 2019 (the “Effective Date”), by and between HomeStreet Bank, a Washington corporation (the “Seller”) and New Residential Mortgage LLC, a Delaware limited liability company (the “Purchaser”).
WITNESSETH:
WHEREAS, on the terms and conditions set forth herein, the Seller wishes to sell to the Purchaser, and the Purchaser wishes to buy from the Seller, mortgage servicing rights, in a bulk sale;
NOW, THEREFORE, in consideration of the mutual promises, covenants and conditions and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and upon the terms and subject to the conditions set forth herein, the parties hereto agree as follows:
ARTICLE I

DEFINITIONS AND CONSTRUCTION

Section 1.01    Definitions. As used in this Agreement, the following terms shall have the meanings specified below:
“Accepted Servicing Practices”: With respect to any Mortgage Loan, those mortgage servicing standards, policies and practices that are in accordance with (i) generally accepted and prudent mortgage servicing practices (including collection procedures) with respect to a mortgage loan of that type, (ii) the terms of the related Mortgage Loan Documents, (iii) Applicable Requirements and (iv) the terms of this Agreement.
“Adjustment Mortgage Loan”: [***]
“Advances”: With respect to any Mortgage Loan, the moneys that as of the applicable Transfer Date have been advanced by or on behalf of the Servicer, including from funds available in the Custodial Account to the extent permitted under Applicable Requirements, in connection with the servicing of such Mortgage Loan (including, without limitation, advances for principal, interest, taxes, ground rents, assessments, insurance premiums and other costs, fees and expenses pertaining to the acquisition of title to and preservation and repair of the related Mortgaged Property) (i) in accordance with the Applicable Requirements, (ii) for which the Servicer has a right of reimbursement from the Mortgagor, the applicable Agency, Insurer, Investor and/or otherwise, and (iii) which are recoverable by the Purchaser pursuant to applicable Agency and Investor requirements.
“Affiliate”: An Affiliate of any Person means another Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person; provided, however, that, with respect to the Purchaser, an Affiliate shall be limited to New Residential Investment Corp. and its direct or indirect wholly-owned subsidiaries. For purposes of this definition, the term “control” (including its correlative meanings “controlled by” and “under common control with”) means possession, directly or indirectly, of power to direct or cause the direction of management or policies (whether through ownership of securities or partnership or other ownership interests, by contract or otherwise).
“Agencies”: Fannie Mae, Freddie Mac and State Agencies, as applicable.
“Agency Programmatic Losses”: Any of the following arising out of the period prior to the Sale Date (i) any shortfall in Agency reimbursement for property preservation costs and expenses, (ii) the cost of legally-

required servicing actions that are not considered reimbursable, either in whole or in part, by an Agency or insurer, (iii) the cost associated with the payment of sales taxes, and the extinguishing of liens that are not considered reimbursable, either in whole or in part, by an Agency or Insurer, and (iv) any other losses, fees, costs or charges associated with servicing the Mortgage Loans according to Applicable Requirements that are not considered reimbursable, either in whole or in part, by an Agency or Insurer.
“Agreement”: This Bulk Agreement for the Purchase and Sale of Mortgage Servicing Rights, including all amendments hereof and supplements hereto, and all Exhibits, Annexes and Schedules attached hereto or delivered pursuant hereto.
“Ancillary Fees”: All incidental servicing fees (such as late fees, returned check fees, prepayment penalties, payoff quote fees, lien release fees, assumption fees, subordination fees, pay-by-phone fees, HAMP fees, modification fees and incentive income, etc.), any interest received on funds deposited in the Custodial Accounts and any other similar fees and charges collected from or assessed against a Mortgagor in accordance with Applicable Requirements.
“Applicable Requirements”: As of the time of reference and as applicable, (i) all contractual obligations of the Purchaser and/or the Seller and any Originators or Prior Servicers with respect to the Mortgage Loans and/or the Servicing Rights, including without limitation those contractual obligations contained in this Agreement, including without limitation the Interim Servicing Requirements, the Servicing Agreements, in any agreement with any Agency, Insurer, Investor or other Person or in the Mortgage Loan Documents for which the Purchaser and/or the Seller (as applicable), or any Originator or Prior Servicer, is responsible or at any time was responsible; (ii) all federal, state and local legal and regulatory requirements (including, without limitation, laws, statutes, rules, regulations and ordinances) applicable to the Purchaser and/or the Seller, any Originators or Prior Servicers, or to the Servicing Rights or the origination, servicing, purchase, sale, enforcement and insuring or guaranty of, or filing of claims in connection with, the Mortgage Loans, including without limitation the applicable requirements and guidelines of any Agency, Investor or Insurer, the CFPB, or any other governmental agency, board, commission, instrumentality or other governmental or quasi-governmental body or office; (iii) all other judicial and administrative judgments, orders, stipulations, consent decrees, awards, writs and injunctions applicable to the Purchaser and/or the Seller, any Originators or Prior Servicers, the Servicing Rights or the Mortgage Loans; (iv) the applicable Investor Guides and Agency guides, manuals, handbooks, bulletins, circulars, announcements, issuances, releases, letters, correspondence and other instructions applicable to the Mortgage Loans and/or the Servicing Rights; and (v) the terms of the related Mortgage Instruments and Mortgage Notes.
“Assignments of Mortgage Instruments”: A written instrument that, when recorded in the appropriate office of the local jurisdiction in which the related Mortgaged Property is located, will reflect the transfer of the Mortgage Instrument identified therein from the transferor to the transferee named therein.
“Bankruptcy Loan”: A Mortgage Loan, as of the applicable Sale Date, with respect to which the Mortgagor has sought relief under or has otherwise been subjected to the federal bankruptcy laws (including, without limitation, chapters 7 and 13) or any other similar federal or state laws of general application for the relief of debtors, through the institution of appropriate proceedings, and such proceedings are continuing.
“Bid Data Tape”: With respect to the Mortgage Loans, the final data tape relating to the Mortgage Loans and Servicing Rights provided to the Purchaser in connection with its pricing bid for the related Servicing Rights in the electronic file entitled F-0619-02I_CONV_LoanLevel ao 01-31-2019.xlsx in an email from Bob Thal on February 20, 2019.

“Bill of Sale”: With respect to any Sale Date, the bill of sale substantially in the form of Exhibit A to this Agreement or in such other form as mutually agreed upon by the Parties in writing with respect to the Servicing Rights being conveyed by the Seller to the Purchaser on such Sale Date pursuant to this Agreement and such Bill of Sale.
“Business Day”: Any day other than (a) a Saturday or Sunday, (b) a day on which banking institutions in the State of New York or Washington are authorized or obligated by law or by executive order to be closed or (c) such other days as agreed upon by the Parties in writing.
“CFPB”: The Consumer Financial Protection Bureau, an independent federal agency operating as a part of the United States Federal Reserve System.
“Claim”: Any claim, demand or litigation related to the Mortgage Loans, the Servicing Rights or this Agreement.
“Confidential Information”: Any and all information regarding the transactions contemplated by this Agreement, Consumer Information, the proprietary, confidential and non-public information or material relating to the business (including business practices) of the Disclosing Party (or the Disclosing Party’s clients and investors), information regarding the financial condition, operations and prospects of the Disclosing Party, and any other information that is disclosed to one Party by or on behalf of the other Party or any of their respective Affiliates or representatives, either directly or indirectly, in writing, orally or by drawings or by permitting inspection of documents or other tangible expression, whether exchanged before or after the date of this Agreement, and contained in any medium, which such entity considers to be non-public, proprietary or confidential. Confidential Information includes (but is not limited to) all (a) information relating to the Seller’s or the Purchaser’s interest in the Mortgage Loans or the amount, characteristics or performance of the Mortgage Loans or any economic or noneconomic terms of this Agreement, (b) information relating to research and development, discoveries, formulae, inventions, policies, guidelines, displays, specifications, drawings, codes, concepts, practices, improvements, processes, know-how, patents, copyrights, trademarks, trade names, trade secrets, and any application for any patent, copyright or trademark; and (c) descriptions, financial and statistical data, business plans, data, pricing, reports, business processes, recommendations, accounting information, identity of suppliers, business relationships, personnel information, technical specifications, computer hardware or software, information systems, customer lists, costs, product concepts and features, corporate assessments strategic plans, services, formation of investment strategies and policies, other plans, or proposals, and all information encompassed in the foregoing. Information relating to the Disclosing Party’s consultants, employees, clients, investors, customers, members, vendors, research and development, software, financial condition or marketing plans is also considered Confidential Information.
“Consumer Information”: Any personally identifiable information relating to a Mortgagor which is considered “nonpublic personal information” of “customers” and “consumers” as those terms are defined in the GLBA.
“Custodial Accounts”: The accounts in which Custodial Funds are deposited and held by the Servicer.
“Custodial Funds”: All funds held by or on behalf of the Seller with respect to the Mortgage Loans, including, but not limited to, all principal and interest funds and any other funds due an Investor, buydown funds, funds for the payment of taxes, assessments, insurance premiums, ground rents and similar charges, funds from hazard insurance loss drafts and other mortgage escrow and impound amounts (including interest accrued thereon for the benefit of the Mortgagors under the Mortgage Loans, if required by law or contract) maintained by or on behalf of the Seller relating to the Mortgage Loans.

“Cut-off Date”: The close of business on the applicable Sale Date.
“Data Tape”: With respect to each Sale Date, the list of all mortgage loans, dated as of the date specified therein, for which Servicing Rights will be sold, or that are anticipated to be sold, as applicable, to the Purchaser pursuant to this Agreement on such Sale Date, including the data fields set forth on the Bid Data Tape.
“Delinquent Loan”: A mortgage loan that, as of the applicable Sale Date, is one or more payments past due in accordance with the Mortgage Bankers Association method for calculating delinquency. For example, a mortgage loan is one or more payments past due if a mortgage loan payment due on March 1st is not paid by March 31st.
“Disclosing Party”: As defined in Section 11.13(a) of this Agreement.
“Document Custodian”: With respect to any Mortgage Loan, the applicable document custodian holding the Legal Documents for the related Mortgage File under any custodial agreement or pursuant to Applicable Requirements.
“Document Exception”: With respect to any Mortgage Loan, a missing or defective Legal Document identified by Purchaser pursuant to Section 3.01(c).
“Document Holdback Amount”: With respect to each Mortgage Loan, [***] percent ([***]%) of the applicable Purchase Price.
“Document Holdback Mortgage Loan”: Each Mortgage Loan with respect to which a Document Exception is identified by the Purchaser pursuant to Section 3.01(c).
“Effective Date”: As defined in the preamble to this Agreement.
“Eligible Asset”: The Servicing Rights related to Mortgage Loan.
“Eligible Loan”: Any Mortgage Loan that with respect to the applicable Sale Date, meets all the representations and warranties for Mortgage Loans under this Agreement and is not one of the following:
(i)a mortgage loan which (a) is subject to HOEPA; (b) has an “annual percentage rate” or “total points and fees” payable by the Mortgagor that exceeds the applicable thresholds defined under HOEPA and its implementing regulations, including 12 C.F.R. § 1026.32(a)(1)(i); (c) is a “high cost” mortgage loan, “covered” mortgage loan, “high risk home” mortgage loan, or “predatory” mortgage loan or any other comparable term, no matter how defined under any federal, state or local law; (d) is subject to any comparable federal, state or local statutes or regulations, or any other statute or regulation providing for heightened regulatory scrutiny, assignee liability to holders of such mortgage loans or additional legal liability for mortgage loans having high interest rates, points and/or fees; or (e) is a High Cost Loan or Covered Loan, as applicable (as such terms are defined in the current Standard & Poor’s LEVELS® Glossary Revised, Appendix E);
(ii)a mortgage loan for which the related Mortgagor has notified the Seller or the Seller has knowledge of any interest rate reduction to 6% relief requested or allowed to any Mortgagor under the SCRA or similar state statute or regulation with respect to which there have been improper servicing practices or failures to comply with Applicable Requirements with respect to SCRA loans;

(iii)a mortgage loan for which the related mortgaged property violates and has been in violation of any applicable statutes, ordinances, rules, regulations, orders or decisions with regard to pollutants or hazardous or toxic substances;
(iv)a mortgage loan for which there is an active repurchase claim by an Investor;
(v)a mortgage loan for which there has been material non-compliance with applicable laws, regulations or Investor requirements in its origination or servicing history;
(vi)a Litigation Loan;
(vii)a mortgage loan that is a home equity line of credit that is open for further draws;
(viii)a mortgage loan that is a construction or renovation mortgage loan with open draws remaining with respect to a construction or renovation escrow account;
(ix)a mortgage loan that has been converted into an REO property;
(x)a mortgage loan for which the related mortgaged property is in a Federal Emergency Management Agency declared or state declared disaster area and either (1) subject to physical damage from the declared disaster or (2) missing a property inspection;
(xi)a mortgage loan for which the related mortgaged property is a mobile home or manufactured home that does not meet the applicable Investor’s requirements to serve as collateral for the mortgage loan;
(xii)a reverse mortgage loan; or
(xiii)a mortgage loan for which the related mortgage does not evidence a first lien in the related mortgaged property.
“Estimation Date”: February 28, 2019, or such other date mutually agreed by the Parties.
“Excluded Obligations”: (i) duties, obligations or liabilities of any kind, whether known, unknown, contingent or otherwise (for the purpose of this definition “Obligations”), attributable to any acts or omissions to act taken or omitted to be taken by the Seller, the Originator or any Prior Servicer (or any of their respective Affiliates, agents, contractors or representatives, including any subservicer of the Mortgage Loans) prior to the applicable Transfer Date; (ii) Obligations of the Seller, the Originator or any Prior Servicer of any Mortgage Loan in connection with any representations, warranties or covenants made by any such party as the seller of any Mortgage Loan or any Obligations to remedy breaches of any such representations, warranties or covenants, or to indemnify any party in connection therewith or any other recourse Obligations of any such party as the seller of any Mortgage Loan under Applicable Requirements; (iii) Obligations related to any repurchase, indemnification or other Obligations arising under Applicable Requirements, resulting from or relating to (x) representations, warranties and covenants of the Seller, the Originator or any Prior Servicer under Applicable Requirements, or (y) acts or omissions of the Seller, the Originator or any Prior Servicer or attributable to or any of their respective Affiliates, agents, contractors or representatives, including any subservicer or other service provider with respect to the Mortgage Loans (whether occurring prior to, on or following the applicable Transfer Date); (iv) Obligations arising out of or related to any actions, causes of action, claims, suits or proceedings or violations of law or regulation attributable to any acts or omissions to act taken or omitted to be taken by the Seller, the Originator or any Prior Servicer; and (v) Obligations arising out of or related to any liabilities in tort, contract or otherwise to the extent arising out of or in connection with the Seller’s, the Originator’s or any Prior Servicer’s acts or omissions in respect of the origination of the Mortgage Loans or the servicing thereof prior to the applicable Transfer Date.
“Fannie Mae”: The Federal National Mortgage Association, or any successor thereto.
“Fannie Mae Guide”: The Fannie Mae Single Family Servicing Guide, as amended, supplemented or otherwise modified from time to time.
“Fannie Mae Loan”: A mortgage loan (fixed or ARM) (a) with respect to which Fannie Mae owns the beneficial interest therein, or (b) that serves as collateral for mortgage-backed securities on which the payment of principal and interest is guaranteed by Fannie Mae.
“FHA”: The Federal Housing Administration of the United States Department of Housing and Urban Development, or any successor thereto.
“Foreclosure”: The procedure pursuant to which a lienholder acquires title to a mortgaged property in a foreclosure sale, or a sale under power of sale, or other acquisition of title to the mortgaged property based upon a default by the mortgagor under the mortgage loan documents, under the law of the state wherein the mortgaged property is located.
“Foreclosure Loan”: A mortgage loan with respect to which, as of the applicable Sale Date, the first action necessary to be taken to commence proceedings in Foreclosure has been taken or should have been taken under the terms of the applicable mortgage loan documents and Applicable Requirements.
“Freddie Mac”: The Federal Home Loan Mortgage Corporation, or any successor thereto.
“Freddie Mac Guide”: The Freddie Mac Single Family Servicing Guide, as amended, supplemented or otherwise modified from time to time.
“Freddie Mac Loan”: A mortgage loan (fixed or ARM) (a) with respect to which Freddie Mac owns the beneficial interest therein or (b) that serves as collateral for mortgage-backed securities on which the payment of principal and interest is guaranteed by Freddie Mac.
“GLBA”: The Gramm-Leach-Bliley Act of 1999 as amended, modified, or supplemented from time to time, and any successor statute, and all rules and regulations issued or promulgated in connection therewith.
“Governmental Authority”: Any court, board, agency, commission, office or other authority or quasi-governmental authority or self-regulatory organization of any nature whatsoever for any governmental unit (foreign, federal, state, county, district, municipal, city or otherwise) whether now or hereafter in existence.
“HOEPA”: The Home Ownership and Equity Protection Act of 1994, as amended.
“HUD”: The United States Department of Housing and Urban Development, or any successor thereto.
“HSR Act”: The Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, 15 U.S.C. Section 18a, and the regulations promulgated thereunder.
“Imaged Mortgage File Documents”: Those documents comprising part of the Mortgage File (in electronically imaged format) described on part C of Exhibit 1.1 attached hereto.
“Initial Sale Date”: The first Sale Date relating to an Investor occurring pursuant to the terms of this Agreement.

“In-process Loan Modification”: A trial or permanent loan modification offered by the Seller, Agency or any Prior Servicer that was either accepted by the Mortgagor or for which the time for the Mortgagor to accept the offer has not expired and the offer has not been rejected, but is not finalized as a permanent modification before the applicable Sale Date. The term also means and includes (a) trial modifications in which the Seller, Agency or any Prior Servicer agreed to modify the payment terms of the Mortgage Loan unless the Seller or subservicer or a Prior Servicer has clear written evidence that the Mortgagor has failed to perform under the trial loan modification terms and (b) modifications in which the Mortgagor completed making the trial payments before the applicable Sale Date, but the permanent modification was not input into the Seller’s or any Prior Servicer’s system before the applicable Sale Date.
“Insurer” or “Insurers”: Any private mortgage insurer, any pool insurer and any insurer or guarantor under any standard hazard insurance policy, any federal flood insurance policy, any title insurance policy, any earthquake insurance policy or other insurance policy, and any successor thereto, with respect to the Mortgage Loan or the Mortgaged Property.
“Interim Servicing Period”: With respect to the Mortgage Loans, the period of time on and after the applicable Sale Date through but excluding the applicable Transfer Date.
“Interim Servicing Requirements”: Those requirements, obligations and terms set forth in Exhibit B with respect to the interim servicing of the Mortgage Loans by the Seller during the period from the applicable Sale Date to the applicable Transfer Date, including without limitations obligations arising after the applicable Transfer Date as set forth in Exhibit B.
“Investor” or “Investors”: With respect to any Mortgage Loan, Fannie Mae or Freddie Mac, as applicable.
“Investor Consent”: The written consent of each Investor, in compliance with the applicable Investor’s requirements, to the transfer of the applicable Servicing Rights from the Seller to the Purchaser, without adverse modification to the rights of the Servicer with respect thereto, and the appointment of the Subservicer as subservicer of the Mortgage Loans; provided that the Investor Consent with respect to the Freddie Mac Loans may be in the form of a pre-approval not in the Investor’s standard form, and may not include the approval of the appointment of the Subservicer as the subservicer of the Mortgage Loans, as reasonably approved by the Purchaser and the Seller.
“Investor Consent Fees”: As defined in Section 6.01 of this Agreement.
“Investor Guides”: The Fannie Mae Guide and Freddie Mac Guide.
“Legal Documents”: Those documents comprising part of the Mortgage File, described in parts A and B of Exhibit 1.1 attached hereto.
“Lien”: Any mortgage, deed of trust, pledge, hypothecation, collateral assignment, charge, deposit, arrangement, encumbrance, lien (statutory or other), security interest or preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever intended to assure payment of any indebtedness or the performance of any other obligation, including any conditional sale or other title retention agreement.
“Litigation Loan”: A mortgage loan which, as of the applicable Sale Date, is involved in any non-standard action, suit or proceeding before a court or government agency, the adverse outcome of which could adversely affect the servicing rights to such mortgage loan or the value of the mortgage loan. The Parties agree that the term Litigation Loan does not include a mortgage loan that is subject to an action, suit or proceeding before a court or government agency for which no Loss to the Servicer is reasonably likely (for instance, an action, suit or proceeding before a court or government agency involving title to the property for which the servicer has a right of indemnification under the applicable title insurance policy), and does not include Foreclosures or routine defenses to Foreclosures, or bankruptcy proceedings.
“Loss” or “Losses”: Any and all direct, out-of-pocket losses, damages, deficiencies, claims, costs or expenses, including without limitation reasonable costs of investigation, attorneys’ fees and disbursements, and any Investor curtailments or other shortfalls in amounts reimbursed by the applicable Investor.
“Loss Mitigation” or “Loss Mitigation Mortgage Loan”: With respect to any Mortgage Loan, any modified or proposed payment arrangement, proposed, trial or permanent loan modification, In-process Loan Modification, forbearance plan, short sale, deed-in-lieu agreement and any other non-foreclosure home retention or non-retention option offered by the Seller, the Agency or any Prior Servicer that is made available to the Mortgagor by or through the Seller, the Agency, or any Prior Servicer, including any application or request of a Mortgagor for any of the foregoing. For the avoidance of doubt, this definition shall apply only to Mortgage Loans in loss mitigation or where a loss mitigation application is pending (e.g., a Mortgage Loan for which a permanent modification was consummated more than [***] days prior to the Transfer Date is not a loan in loss mitigation).
“Loss Mitigation Loan Document”: Any agreement, document or instrument evidencing any Loss Mitigation, Loss Mitigation Mortgage Loan, or In-process Loan Modification.
“Loss Mitigation Information”: With respect to any Loss Mitigation or Loss Mitigation Mortgage Loan, all Mortgagor account-level documents, information and data relating to such Loss Mitigation and Mortgage Loan, including: a true, correct and complete copy of all Mortgage Loan Documents and Loss Mitigation Loan Documents; periodic billing statements covering a period of [***] years prior to the applicable Sale Date along with the information and documents evidencing and supporting any and all outstanding Advances; available payment history and loan servicing comments through the applicable Sale Date; escrow and suspense account information; loss mitigation applications; loss mitigation notices, documentation and information received from a Mortgagor for purposes of evaluating the Mortgagor for Loss Mitigation; any present value or other analysis prepared by the Seller or Prior Servicer or other Person in connection with a Mortgagor’s application for Loss Mitigation, any written communications or notes of oral communications with the Mortgagor about Loss Mitigation; and any other information needed to administer or service any Loss Mitigation or application therefor.
“Material Adverse Change”: With respect to the Seller or any of its Affiliates, any material adverse change in the business, condition (financial or otherwise), operations, performance, properties or prospects of the Seller or its Affiliates currently and/or in the future, taken as a whole.
“Material Adverse Effect”: With respect to the Seller (a) a Material Adverse Change; (b) a material impairment of the ability of the Seller to perform under this Agreement; (c) a material adverse effect upon the legality, validity, binding effect or enforceability of this Agreement against the Seller; or (d) a material adverse effect upon the value or marketability of a material portion of the Mortgage Loans or related Servicing Rights. With respect to the Servicing Rights purchased by the Purchaser pursuant to this Agreement or any Mortgage Loan relating thereto, a material adverse effect (y) upon the value or marketability of such Servicing Rights or such Mortgage Loan or (z) on the ability of the Seller to enforce such Mortgage Loan or realize the full benefits of such Servicing Rights.
“MERS”: Mortgage Electronic Registration Systems, Inc., or any successor thereto.

“MERS Mortgage Loan”: Any Mortgage Loan as to which the related Mortgage Instrument, or an Assignment of Mortgage Instrument, has been recorded in the name of MERS, as nominee or agent for the holder from time to time of the Mortgage Note.
“Mortgage Escrow Payment”: The portion, if any, of a Mortgage Loan Payment in connection with a Mortgage Loan that relates to funds for the payment of taxes, assessments, insurance premiums and other customary mortgage escrow amounts required under the Mortgage Loan Documents.
“Mortgage File”: Those documents (comprised of Legal Documents and Imaged Mortgage File Documents) described on Exhibit 1.1 attached hereto.
“Mortgage Instrument”: Any deed of trust, security deed, mortgage, security agreement or any other instrument which constitutes a first lien on real estate (or shares of stock in the case of cooperatives) securing payment by a Mortgagor of a Mortgage Note.
“Mortgage Loan”: An eligible, one- to four-family residential mortgage loan sold to or securitized by an Investor as to which the Seller has sold the related Eligible Asset to the Purchaser pursuant to the terms and conditions of this Agreement, each of which is identified on Schedule 2.01.
“Mortgage Loan Documents”: With respect to any Mortgage Loan, the related Legal Documents and Imaged Mortgage File Documents, and all other Mortgage Loan documents required to be included in the related Mortgage File by the applicable Agency, including but not limited to, any Mortgage Note, the recorded Mortgage Instrument(s), any Assignments of Mortgage Instruments and copies of final title policies.
“Mortgage Loan Payment”: With respect to a Mortgage Loan, the amount of each monthly installment on such Mortgage Loan, whether principal and interest or escrow or other payment, required or permitted to be paid by the Mortgagor in accordance with the terms of the Mortgage Loan Documents.
“Mortgage Note”: The promissory note executed by a Mortgagor and secured by a Mortgage Instrument evidencing the indebtedness of the Mortgagor under a Mortgage Loan.
“Mortgaged Property”: The residential real property that is encumbered by a Mortgage Instrument, including all buildings and fixtures thereon.
“Mortgagor”: Any obligor under a Mortgage Note and Mortgage Instrument.
“Net Servicing Fee”: The amount payable to the Servicer under the applicable Servicing Agreement related to a Mortgage Loan as consideration for servicing the Mortgage Loan as of the applicable Sale Date, net of guaranty fees, any lender paid mortgage insurance premiums, any excess servicing fees or other amounts of the gross Servicing Compensation not retained by the Servicer.
“Non-Consented Servicing Rights”: Any servicing rights in which the required Investor Consent has not been obtained as of the scheduled Sale Date.
“Non-MERS Mortgage Loan”: A Mortgage Loan which is eligible for registration with MERS but is not registered with MERS.
“Obligations”: As defined in the definition of Excluded Obligations for purposes of that definition.

“Offering Information”: The written information, the Bid Data Tape and other loan level data, tapes, and/or written statements provided to the Purchaser by or on behalf of the Seller in the preparation of the Purchaser’s bid with respect to the Servicing Rights.
“Originator”: With respect to any Mortgage Loan, the Person(s) that (i) took the loan application, (ii) processed the loan application, (iii) underwrote the loan application, and/or (iv) closed or funded the Mortgage Loan.
“Party” or “Parties”: The Seller and/or the Purchaser, as applicable.
“Person”: An individual, a corporation, a partnership, a limited liability company, a joint venture, a trust, an unincorporated association or organization, a government body, agency or instrumentality or any other entity.
“Pool”: One or more Mortgage Loans which have been aggregated pursuant to the requirements of the applicable Investor, and have been pledged to secure or support payments on specific securities or participation certificates or delivered to an Investor in a sale transaction and assigned one pool number by such Investor.
“Prior Servicer”: Any Person that was a Servicer (other than the Purchaser) or subservicer of any Mortgage Loan before the applicable Transfer Date, or that administered any Mortgage Loan related service or program before the applicable Transfer Date.
“Purchase Price”: With respect to each Eligible Asset sold by the Seller to the Purchaser under this Agreement, the product of the principal balance of the related Mortgage Loan as of the applicable Cut-off Date and the applicable Purchase Price Percentage.
“Purchase Price Percentage”: With respect to each Eligible Asset sold by the Seller to Purchaser under this Agreement, the purchase price percentage used in the calculation of the Purchase Price as set forth on Schedule 3.01.
“Purchaser”: As defined in the preamble to this Agreement.
“Purchaser Indemnitee”: As defined in Section 9.01 of this Agreement.
“Recipient”: As defined in Section 11.13(a) of this Agreement.
“Reconciliation Date”: With respect to any Sale Date, the [***] Business Day thereafter.
“Reconciliation Report”: As defined in Section 3.02 of this Agreement.
“Sale Date”: March 29, 2019, or such other date(s) as may be mutually agreed upon by the Parties and subject, in each case, to the conditions precedent set forth in this Agreement, on which the Purchaser shall acquire all economic and legal right, title and interest in and to the Servicing Rights sold by the Seller pursuant to this Agreement on such date.
“SCRA”: Servicemembers Civil Relief Act, as amended.
“Seller”: As defined in the preamble to this Agreement.
[***]

“Servicer”: The Person contractually obligated, at any time, to administer the servicing rights under the Servicing Agreements.
“Servicing Agreements”: The contracts (including, without limitation, any pooling agreement, servicing agreement, custodial agreement or other agreement or arrangement) and the Investor Guides and all other applicable rules, regulations, procedures, manuals and guidelines incorporated therein, defining the rights and obligations of the Investor and the Servicer, with respect to Mortgage Loans.
“Servicing Compensation”: The annual aggregate amount payable to Servicer under the applicable Servicing Agreement related to a Mortgage Loan as consideration for servicing such loan, expressed as a percentage of the unpaid principal balance thereof, and excluding Ancillary Fees.
“Servicing Rights”: With respect to a Mortgage Loan, collectively, (i) the rights and obligations to service, administer, collect payments for the reduction of principal and application of interest thereon, collect payments on account of taxes and insurance, pay taxes and insurance, remit collected payments, provide foreclosure services, provide full escrow administration, (ii) any other obligations required by any Agency or Insurer in, of, for or in connection with such Mortgage Loan pursuant to the applicable Servicing Agreement, (iii) the right to possess any and all documents, files, records, Mortgage File, servicing documents, servicing records, data tapes, computer records, or other information pertaining to such Mortgage Loan or pertaining to the past, present or prospective servicing of such Mortgage Loan, (iv) the right to receive the Servicing Compensation and any Ancillary Fees arising from or connected to such Mortgage Loan and the benefits derived from and obligations related to any accounts arising from or connected to such Mortgage Loan, (v) the right to be reimbursed for Advances, (vi) the exclusive right to commercialize relationships with the Mortgagors and (vii) all rights, powers and privileges incident to any of the foregoing, subject, in each case, to any rights, powers and prerogatives retained or reserved by the applicable Agencies.
“Servicing Rights Repurchase Price”: The sum of the following with respect to any Eligible Asset purchased under this Agreement: (a) (i) the applicable Purchase Price Percentage, which shall be reduced by [***] percent ([***]%) on each anniversary of the Sale Date and shall equal zero (0) on the [***] anniversary of the Sale Date, multiplied by (ii) the unpaid principal balance of the related Mortgage Loan, provided, however, that if the related Mortgage Loan has been the subject of a modification or any other principal reduction or forbearance, for the purposes of this calculation, the unpaid principal balance of the Mortgage Loan shall not be reduced by the amount of any principal reduction made in connection with such modification, principal reduction or forbearance; plus (b) the related advances made by the Purchaser to the extent the Purchaser has not been reimbursed for such advances in connection with the related Mortgage Loan and Servicing Rights; plus (c) the cost of any transfer fees such as documentary stamp taxes, recording fees, and transfer taxes. The calculation of the Servicing Rights Repurchase Price shall be based on the date on which the Purchaser submits the related claim to the Seller, for the purpose of the reduction described in clause (a)(i), but shall be based on the unpaid principal balance of the Mortgage Loan as of the date of repurchase, for the purpose of calculation of the unpaid principal balance as described in clause (a)(ii). Any Servicing Rights Repurchase Price payable pursuant to this Agreement shall be reduced by any applicable Document Holdback Amount, which has not been released to the Seller pursuant to this Agreement.
“Servicing Transfer Instructions”: The instructions detailing the procedures pursuant to which the Seller shall effect the transfer of Servicing Rights, Mortgage Files and Custodial Funds to the Purchaser or the Subservicer, which instructions are attached hereto as Exhibit C.
“Settlement Schedule”: With respect to any Sale Date, the settlement schedule attached as Annex A to the related Bill of Sale, which schedule shall be in the form attached hereto as Annex A to this Agreement.

“Solvent”: With respect to the Seller, the aggregate fair market value of the Seller’s assets exceeds the sum of the Seller’s liabilities, including an appropriate portion of the Seller’s contingent liabilities, taking into account the probability that such liabilities will become actual liabilities.
“State Agency”: Any state or local agency with authority to (i) regulate the business of the Purchaser or the Seller or any Originator or Prior Servicer, including without limitation any state or local agency with authority to determine the investment or servicing requirements with regard to mortgage loans originated, purchased or serviced by the Purchaser or the Seller or (ii) originate, purchase or service mortgage loans, or otherwise promote mortgage lending, including without limitation state and local housing finance authorities.
“Subservicer”: [***], or such other subservicer appointed by the Purchaser to subservice the Mortgage Loans commencing on the applicable Transfer Date.
“Third Party Claim”: Shall have the meaning set forth in Section 9.04.
“Trailing Loan Documents”: Each of the documents described in part B of Exhibit 1.1 attached hereto.
“Transfer Date”: With respect to any Mortgage Loan, the date on which the transfer of the related Servicing Rights from the Seller to the Purchaser is effective on the records of the applicable Investor, which date for Mortgage Loans that are Fannie Mae Loans shall be July 1, 2019 (or if not a Business Day, the next Business Day), and for Mortgage Loans that are Freddie Mac Loans shall be August 1, 2019 (or if not a Business Day, the next Business Day), or in each case such other date or dates as mutually agreed upon by the Parties.
“Underdisclosed Insurance Loan”: A Mortgage Loan with respect to which the Seller, the Originator or any Prior Servicer disclosed to the applicable Mortgagor a mortgage insurance or guaranty payment amount that was less than the applicable payment amount required by Applicable Requirements or otherwise necessary to maintain the related mortgage insurance or guaranty in accordance with its terms or Applicable Requirements.
“Underdisclosed Insurance Loan Deficiency”: With respect to any Underdisclosed Insurance Loan, an amount equal to the aggregate deficiency between the mortgage insurance or guaranty payment amount required by Applicable Requirements or otherwise necessary to maintain the applicable mortgage insurance or guaranty in accordance with its terms or Applicable Requirements and the insurance or guaranty payment amount that was disclosed to the applicable Mortgagor by the Seller, the Originator or any Prior Servicer, for the period from the applicable Sale Date through the date the last such payments are required.
“USDA”: The United States Department of Agriculture or any successor thereto.
“VA”: The United States Department of Veterans Affairs or any successor thereto.
Section 1.02    General Interpretive Principles. For purposes of this Agreement, except as otherwise expressly provided or unless the context otherwise requires:
(a)Terms used in this Agreement have the meanings assigned to them in this Agreement (as defined herein), and include the plural as well as the singular, and the use of any gender herein shall be deemed to include the other gender.
(b)Accounting terms not otherwise defined herein have the meanings assigned to them in accordance with generally accepted accounting principles.

(c)References herein to a “Section,” shall be to the specified section(s) of this Agreement and shall include all subsections of such section(s).
(d)The words “herein,” “hereof,” “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular provisions.
(e)Section headings and other similar headings are not to be considered part of this Agreement, are solely for convenience of reference, and shall not affect the meaning or interpretation of this Agreement or any of its provisions.
(f)Each reference to any federal, state or local statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder.
(g)References to days shall mean consecutive calendar days unless otherwise specified as “Business Days”.
(h)Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.”
(i)This Agreement shall be construed as having been jointly drafted by the Parties hereto, and neither shall be deemed to be the drafting party for purposes of interpreting the language herein or otherwise resolving ambiguous terms and no rule of strict construction shall be applied against any Person.
ARTICLE II

SALE OF SERVICING RIGHTS AND RELATED MATTERS
Section 2.01    Items to be Sold, Transferred and Assigned. Upon the terms and subject to the conditions of this Agreement, pursuant to a Bill of Sale executed by the Purchaser and the Seller in accordance with the provisions of Section 2.02 and/or Section 2.03, as applicable, and subject to the Applicable Requirements, the Seller shall, on and as of each Sale Date, sell, transfer and assign to the Purchaser, and the Purchaser shall purchase and assume from the Seller, all of the Seller’s legal and beneficial right, title, interest in and to the applicable (i) Servicing Rights, (ii) Advances, (iii) Custodial Funds and (iv) Mortgage Files; provided, however, that the Purchaser neither purchases nor assumes any Excluded Obligation, other than as required by Applicable Requirements.
The Seller and the Purchaser hereby agree that the Servicing Rights, Advances, Custodial Funds and Mortgage Files relating to the Mortgage Loans set forth on Schedule 2.01, adjusted to reflect the final population of Mortgage Loans set forth in the related Settlement Schedule, shall be purchased by the Purchaser on such Sale Date.
In the event an Investor Consent has not been obtained or another condition to closing has not been satisfied with respect to the Fannie Mae Loans or the Freddie Mac Loans prior to the scheduled Sale Date, the parties shall mutually agree on the applicable Purchase Price Percentage to apply to the Fannie Mae Loans and the Freddie Mac Loans, respectively, and a subsequent Sale Date and, if necessary, a subsequent Transfer Date for the Mortgage Loans for which the related Investor Consent has not yet been obtained or another closing condition has not been satisfied.
Except to the extent provided in this Agreement, the Purchaser shall be entitled to receive all of the Servicing Compensation and Ancillary Fees payable with respect to the Mortgage Loans and related Servicing

Rights under the Servicing Agreements following the Cut-off Date and, during the Interim Servicing Period, the Seller shall retain, report and remit such amounts pursuant to the Interim Servicing Requirements.
Section 2.02    Evidence of Sale. Prior to the applicable Sale Date, the Purchaser and the Seller shall execute and deliver the documents required by each Investor in connection with the transfer of the Servicing Rights hereunder, in form and substance reasonably satisfactory to the Purchaser and the Seller and in compliance with the Applicable Requirements. At least [***] Business Days prior to the applicable Sale Date, the Seller shall deliver a Data Tape relating to such Sale Date to the Purchaser in mutually agreeable form and substance. On each Sale Date, the Seller and the Purchaser shall execute and deliver a Bill of Sale with respect to the Servicing Rights being sold on such Sale Date (subject to the satisfaction of the terms of this Agreement, including but not limited to, the representations, warranties, covenants and conditions precedent set forth herein).
Section 2.03        Servicing Transfer Instructions. In connection with the transfer of the Servicing Rights from the Seller to the Purchaser pursuant to this Agreement, each of the Seller and the Purchaser shall comply, and the Purchaser shall cause the Subservicer to comply, with the Servicing Transfer Instructions in all material respects, and take, or cause the Subservicer to take, all steps necessary or appropriate to effectuate and evidence the transfer of the servicing of the related Mortgage Loans to the Purchaser. The Servicing Transfer Instructions may be modified from time to time by mutual agreement between the Purchaser and the Seller and the Parties agree to negotiate in good faith any changes that may be required due to operational requirements, data requirements or otherwise. In any instance in which the Servicing Transfer Instructions conflict with the terms of this Agreement, this Agreement shall control.
Section 2.04    Transfer in Accordance with Applicable Requirements. In connection with the transfer of the Servicing Rights from the Seller to the Purchaser pursuant to this Agreement, each of the Seller and Purchaser shall comply, and the Purchaser shall cause the Subservicer to comply, with all Applicable Requirements, including the requirements and guidelines of any Agency, the CFPB and any other Governmental Authority.
ARTICLE III

PAYMENT OF PURCHASE PRICE AND RELATED MATTERS
Section 3.01    Payment of Purchase Price by the Purchaser. Subject to the terms and conditions herein, with respect to any sale of Servicing Rights pursuant to the terms in Article II, the Purchase Price shall be paid by the Purchaser to the Seller as follows:
(a)Sale Date Payment. On each Sale Date for each Eligible Asset sold pursuant to this Agreement, the Purchaser shall pay to the Seller, in immediately available funds, an amount equal to (i) [***] percent ([***]%) of the applicable estimated Purchase Price allocable to such Eligible Asset, which estimated Purchase Price shall be based on the unpaid principal balance of the related Mortgage Loans as of the Estimation Date less (ii) the amounts set forth in the related Settlement Schedule for any Mortgage Loans that are Adjustment Mortgage Loans.
(b)Transfer Date Payment. Within [***] Business Days after each Transfer Date, the Purchaser shall pay to the Seller, in immediately available funds, an amount equal to (i) [***] percent ([***]%) of the applicable Purchase Price allocable to the related Eligible Asset for such Transfer Date less the allocable portion of the Purchase Price paid with respect to such Eligible Asset pursuant to Section 3.01(a) (including the deductions reflected in the related Settlement Schedule for any Mortgage Loans that are Adjustment Mortgage Loans), provided that the Purchaser has verified that the Seller has satisfied all requirements to complete the servicing transfer for the related Mortgage Loans and has complied with all applicable laws and regulations, including but not limited to CFPB Bulletin 2014-1, dated August 19, 2014.
(c)Document Holdback Amount. Following the applicable Transfer Date, the Purchaser shall cause the related Document Custodian to review the contents of the Mortgage Files and, promptly upon the completion of such review, shall identify to the Seller any Document Holdback Mortgage Loans relating to such Transfer Date. Beginning [***] days after the applicable Transfer Date, for any Mortgage Loan relating to such Transfer Date for which the Mortgage Files have been reviewed by the related Document Custodian, the Purchaser shall release a portion of the Document Holdback Amount to the Seller in an amount equal to a fraction, the numerator of which is the number of such reviewed Mortgage Loans with no Document Exceptions, plus the number of Mortgage Loans which have paid off in full or been repurchased by Seller, and the denominator of which is the total number of Mortgage Loans. Thereafter, on a monthly basis, the Purchaser shall release to the Seller from the remaining Document Holdback Amount an amount equal to a fraction, the numerator of which is the number of any additional Mortgage Loans determined not to have Document Exceptions, plus the number of Mortgage Loans (without duplication with respect to prior releases from the Document Holdback Amount) as to which no Document Exceptions have been identified within [***] months following the applicable Document Custodian’s receipt of the related Legal Documents, plus the number of additional Mortgage Loans which have paid off in full or been repurchased by Seller, and the denominator of which is the total number of Mortgage Loans. Notwithstanding the foregoing, the Purchaser shall retain [***] of the initial Document Holdback Amount, which remaining Document Holdback Amount will be paid by the Purchaser to the Seller once all document deficiencies relating to the Legal Documents for all Mortgage Loans have been cured or the Mortgage Loans have been paid off or the Parties have mutually agreed on an adjustment to the Purchase Price with respect to any Servicing Rights relating to Mortgage Loans with uncured document deficiencies relating to the Legal Documents. To the extent that the Seller cannot cure a Document Exception within the earlier of (i) the date such document is required to be delivered to the applicable Document Custodian for purposes of Pool recertification or otherwise and (ii) [***] days following the date on which a Document Exception has been identified to the Seller (other than a Document Exception based on the failure of the applicable recorder’s office to return a Mortgage Instrument or an Assignment of Mortgage Instrument delivered by the Seller to such recorder’s office, for which only clause (i) shall apply), the Purchaser may (in its reasonable discretion) take steps to correct such Document Exceptions and deduct Purchaser’s reasonable costs relating to such corrections including reasonable internal labor costs, from the remaining Document Holdback Amount. On the date [***] months after the last Transfer Date, Purchaser shall release the remainder of the Document Holdback Amount minus the amount Purchaser reasonably estimates as its expected costs relating to correcting remaining uncured Document Exceptions, including reasonable internal labor costs; provided, however, that if the Document Exception for a Mortgage Loan is reasonably determined to be incurable, and the related document is reasonably necessary to service the related Mortgage Loan in accordance with Applicable Requirements, including without limitation for the Purchaser or its subservicer to foreclose on or modify the related Mortgage Loan, the Purchaser shall have the option to require the Seller to repurchase the Servicing Rights for such Mortgage Loan at the applicable Servicing Rights Repurchase Price. In the event that the Purchaser notifies the Seller in writing that it is exercising its option to require the Seller to repurchase such Servicing Rights, the Seller shall remit the applicable Servicing Rights Repurchase Price within [***] days of such notice, and repurchase such Servicing Rights from the Purchaser in accordance with Applicable Requirements.

(d)Set-off. The Seller hereby grants the Purchaser a right of set-off against the payments provided under Sections 3.01(b) and (c) (or any portion thereof) against the Seller’s obligations to the Purchaser under this Agreement, including obligations in respect of early payoff protection, repurchase of Servicing Rights or Mortgage Loans and indemnification, provided the Purchaser has provided the Seller with notice of the Purchaser’s intent to set off at least [***] days prior to such set off and the Seller has not paid the applicable amount to the Purchaser. The Seller further agrees that should the Purchaser reimburse itself in such manner, such reimbursement shall not act as a limitation of any other right or remedy the Purchaser may have under the law or this Agreement.
(e)Reconciliation Payments. On or prior to the [***] Business Day following the applicable Reconciliation Date, the Purchase Price with respect to any sale of Servicing Rights shall be adjusted in accordance with the applicable amount set forth on the related Reconciliation Report. To the extent that the Purchase Price set forth in the applicable Settlement Schedule exceeds the actual Purchase Price as reconciled, the Seller shall refund the applicable portion of the Purchase Price to the Purchaser by the end of the following Business Day (taking into account any proportionate reduction of the Document Holdback Amount in respect of each related Document Holdback Mortgage Loan). To the extent that the aggregate Purchase Price set forth on the applicable Reconciliation Report exceeds the Purchase Price set forth in the applicable Settlement Schedule, the Purchaser shall pay such excess to the Seller by the end of the following Business Day (taking into account any proportionate increase of the Document Holdback Amount in respect of each related Document Holdback Mortgage Loan). The Parties intend that any amount payable under this Section 3.01(e) shall be characterized as a correction to the purchase price relating to the applicable Servicing Rights for federal, state and local income tax purposes, and neither Party shall take any position on any tax return or tax filing inconsistent therewith.
(f)No payment under this Section 3.01 shall constitute a waiver by the Purchaser of, or otherwise limit or reduce, any of the Seller’s indemnification or repurchase obligations under Article IX or elsewhere in this Agreement.
(g)Notwithstanding anything contained herein to the contrary, the Purchaser shall have no obligation to make any payment under any subsection of this Section 3.01 with respect to any Non-Consented Servicing Rights.
(h)Further notwithstanding anything contained herein to the contrary, the Purchase Price may be paid in such percentages and at such times upon which the Seller and the Purchaser may mutually agree in the related Bill of Sale and Settlement Schedule.
Section 3.02    Reconciliation Report. On each Reconciliation Date, the Seller shall furnish to the Purchaser a final settlement report (each, a “Reconciliation Report”) which includes, among other things, the final unpaid principal balance of each related Mortgage Loan and the corresponding final Purchase Price for the related Servicing Rights sold on the related Sale Date, in each case after application of adjustments to be made pursuant to Sections 3.01(a) and 3.01(e) of this Agreement, amounts required to be included in the Custodial Accounts and outstanding Advance balances. In the event the Reconciliation Report shows an error in the Purchase Price, it shall be accompanied with sufficient supporting detail that an error has occurred. In such a case, the Party benefiting from the error shall (i) pay an amount sufficient to correct and reconcile the Purchase Price, Custodial Funds, Advances or such other amounts, and (ii) provide a reconciliation statement and such other documentation sufficient to satisfy the other Party (in such other Party’s exercise of its reasonable discretion) concerning the accuracy of such reconciliation.

Section 3.03    Custodial Funds and Advances. Within [***] Business Days after each Transfer Date, all related Custodial Funds and all other funds and collections in connection with the Mortgage Loans held by or on behalf of the Seller or, to the extent permitted under Applicable Requirements, previously used by or on behalf of the Seller (or any Prior Servicer) to make Advances with respect to the Mortgage Loans and not previously reimbursed shall be remitted and delivered by the Seller to the Subservicer in compliance with all Applicable Requirements and the Servicing Transfer Instructions. For the avoidance of doubt, prior to transferring the Custodial Funds, the Seller shall fully fund the Custodial Account to take into account all prepaid principal, including prepayments in full and curtailments, and interest received with respect to the Mortgage Loans to the extent such funds were previously used to make Advances and not reimbursed. In no event shall the Seller net or deduct any Advances from Custodial Funds when transferring funds to the Subservicer. The Seller shall furnish the Purchaser and the Subservicer with a schedule of all Custodial Funds and other amounts remitted to the Subservicer and shall reconcile such amounts in accordance with the Servicing Transfer Instructions and Applicable Requirements. The Seller shall furnish the Purchaser with a schedule of all unreimbursed Advances made by the Seller, including Advances previously made from prepaid principal, including prepayments in full and curtailments, and interest received with respect to the Mortgage Loans, in the Custodial Account, as of the related Transfer Date pursuant to the terms of Section 6.02(f).To the extent that any Advances are outstanding with respect to each Mortgage Loan as of the related Transfer Date (other than Advances funded from the Custodial Account from prepaid principal, including prepayments in full and curtailments, and interest received with respect to the Mortgage Loans, and not reimbursed to such Custodial Account), the Purchaser shall purchase such Advances from the Seller at a price equal to the outstanding balance of such Advance and pay the Seller for such amounts within [***] Business Days after the date on which the Purchaser receives the report and related supporting documents for such Advances described in Section 6.02(f). To the extent the Seller subsequently recovers any Advances reimbursed by Purchaser, the Seller shall remit such recoveries to the Purchaser within [***] Business Days of receipt thereof. For the avoidance of doubt, the Purchaser shall not have any obligation to reimburse the Seller for any Advance or portion of any Advance except to the extent such Advance or such portion of an Advance is eligible for reimbursement or recovery from any applicable Investor pursuant to Applicable Requirements.
Section 3.05    Certain Refunds; Adjustments for Advances.
(a)Prepayments. In the event that a Mortgage Loan prepays in full within [***] months following the related Sale Date, the Seller shall refund to the Purchaser the portion of the Purchase Price paid by the Purchaser allocable to the Servicing Rights relating to such Mortgage Loan on or before the [***] Business Day of the month following the last month of the [***]-month period during which such prepayment occurs.
(b)Non-Consented Servicing. The Purchaser shall not acquire, and shall not pay any amount for, any Non-Consented Servicing Rights.
(c)Advances. If the Seller or the Purchaser reasonably determines that any Advances taken into account in the payment by the Purchaser, including Advances previously funded by or on behalf of the Seller or a Prior Servicer from amounts in the Custodial Account, are not reimbursable by the applicable Agency, or the reimbursements then due thereunder are less than the amount of such non-reimbursable Advances, the Party making such determination will notify the other Party in writing and such amounts shall be subject to indemnification as and to the extent provided in Section 9.01(xi). If Seller provides such indemnification and such Advances are subsequently reimbursed and paid to the Purchaser, the Purchaser shall remit such reimbursements to the Seller within [***] Business Days.

Section 3.05    Form of Payment to be Made. Unless otherwise agreed to by the Parties, all payments to be made by a Party to another Party, or such other Party’s designee, shall be made by wiring immediately available funds in United States dollars to the accounts designated by the receiving Party in accordance with such Party’s written instructions as set forth in Exhibit 3.05 attached hereto or such other instructions as a Party may require after written notice hereunder.
Section 3.06    Underdisclosed Insurance Loan Deficiencies. In the event that, at any time following the applicable Sale Date, either Party has knowledge of the existence of an Underdisclosed Insurance Loan, such Party shall notify the other Party of such Underdisclosed Insurance Loan within [***] Business Days of acquiring such knowledge; provided, however, that either Party’s failure to provide such notice to the other Party within such [***] Business Day period will not relieve the Seller of its obligations hereunder. Within [***] Business Days of such notification, the Seller shall calculate the Underdisclosed Insurance Loan Deficiency in accordance with Applicable Requirements and provide to the Purchaser in writing such calculation, along with reasonable supporting documentation related thereto. Within [***] Business Days of the date due for such calculation, the Seller shall pay to the applicable mortgage insurance provider an amount necessary to eliminate such Underdisclosed Insurance Loan Deficiency, and promptly thereafter provide to the Purchaser documentation of such provider’s receipt of such funds. The Purchaser’s rights and remedies under this Section 3.06 are in addition to any other rights or remedies the Purchaser has under this Agreement.
ARTICLE IV

REPRESENTATIONS, WARRANTIES AND COVENANTS OF THE SELLER
As an inducement to the Purchaser to enter into this Agreement and to consummate the transactions contemplated hereby, the Seller represents, warrants and covenants as follows (it being understood that, unless otherwise expressly provided herein, each such representation and warranty is made to the Purchaser as of the date hereof and each applicable Sale Date and all of the representations, warranties and covenants of the Seller contained herein shall survive each such Sale Date):
Section 4.01    Due Organization and Good Standing. The Seller is a state chartered bank, duly organized, validly existing, and in good standing under the laws of the State of Washington. The Seller has, and at all relevant times has had, in full force and effect (without notice of possible suspension, revocation or impairment) all required qualifications, permits, approvals, licenses, and registrations to conduct all activities in all states in which its activities with respect to the Mortgage Loans or the Servicing Rights require it to be qualified or licensed, except where the failure of the Seller to possess such qualifications, licenses, permits, approvals, and registrations would not be reasonably expected to have a Material Adverse Effect on Seller.
Section 4.02    Authority and Capacity. The Seller has all requisite corporate power, authority and capacity to carry on its business as it is now being conducted, to execute and deliver this Agreement and to perform all of its obligations hereunder. The Seller has all requisite power and authority to enter into this Agreement, and the agreements to which it is or will become a party contemplated by this Agreement, and to carry out the transactions contemplated hereby. The Seller does not believe, nor does it have any cause or reason to believe, that it cannot perform each and every covenant required of it contained in this Agreement.
Section 4.03    Effective Agreement. The execution, delivery and performance of this Agreement by the Seller and consummation of the transactions contemplated hereby have been or will be duly and validly authorized by all necessary corporate or other action. This Agreement has been duly and validly executed and delivered by the Seller, and this Agreement is a valid and legally binding agreement of the Seller enforceable against the Seller in accordance with its terms, subject to bankruptcy, insolvency and similar laws affecting generally the enforcement of creditor’s rights and the discretion of a court to grant specific performance.
Section 4.04    No Conflict. Neither the execution, delivery or performance of this Agreement nor the consummation of the transactions contemplated hereby, nor compliance with their terms and conditions of this Agreement, shall (a) violate, conflict with, result in the breach of, constitute a default under, be prohibited by, or require any additional approval (except as shall have been obtained or made as of the related Sale Date) under any of the terms, conditions or provisions of (i) the articles of incorporation, bylaws or other organizational documents of the Seller, (ii) any mortgage, indenture, deed of trust, loan or credit agreement or other material agreement or instrument to which the Seller is now a party or by which the Seller is bound, or (iii) any provision of any applicable law, ordinance, rule, regulation of any Governmental Authority applicable to the Seller, or any order, judgment, government directive or decree of any court or Governmental Authority applicable to the Seller or its assets, except where such conflict by the Seller would not be reasonably expected to have a Material Adverse Effect; or (b) result in the creation or imposition of any lien, charge or encumbrance of any nature upon, the Servicing Rights, any of the Mortgage Loans or any of the properties or assets of the Seller other than as contemplated by this Agreement or as may be imposed by the Agencies pursuant to applicable Servicing Agreements.
Section 4.05    Consents, Approvals and Compliance. Except for the Investor Consents, there is no requirement applicable to the Seller to make any filing with, or to obtain any permit, authorization, consent or approval of, any Person as a condition to the execution and delivery by the Seller of, and the lawful performance by the Seller of its obligations under, this Agreement. The Seller is approved and in good standing with each applicable Agency and Insurer. The Seller has complied with, and is not in default under, any law, ordinance, requirement, regulation, rule, or order applicable to its business or properties, the violation of which could reasonably be expected to materially and adversely affect the operations or financial condition of the Seller or its ability to perform its obligations hereunder. The Seller is an approved seller and servicer for Fannie Mae and Freddie Mac and is a mortgagee approved by the Secretary of HUD pursuant to Section 203 of the National Housing Act. The Seller is an approved member in good standing in the MERS system. No event has occurred, including but not limited to a change in insurance coverage, that could reasonably be expected to make the Seller unable to comply with the eligibility requirements of any applicable Agency.
Section 4.06    Ability to Transfer. The Seller has complied with the bulk transfer or any similar statutory provisions in effect in any jurisdiction, the laws of which apply to such transfer, assignment and conveyance, and received any required approvals thereunder in connection with the transfer, assignment and conveyance of the Servicing Rights by the Seller pursuant to this Agreement. The transfer, assignment and conveyance of the Servicing Rights by the Seller under this Agreement is not subject to the HSR Act. The Seller has the right and ability to transfer all servicing information and all documentation, tapes, reports and other information required to be provided to the Purchaser or its designee, in accordance with the terms of this Agreement and all such transfers shall be in compliance with the Applicable Requirements.
Section 4.07    Insurance. Errors and omissions and fidelity insurance coverage, in amounts as required by the Applicable Requirements, is in effect with respect to the Seller. The Seller shall maintain such coverage, in amounts as required by the Applicable Requirements, until the transactions contemplated by this Agreement have been consummated in accordance with terms hereof.
Section 4.08    Litigation. There is no litigation, claim, demand, proceeding or governmental investigation existing or pending or, to the Seller’s knowledge, threatened, or any order, injunction or decree outstanding, against or relating to the Seller or with respect to any Servicing Agreement or any Mortgage Loan that could reasonably be expected to have a Material Adverse Effect on the Servicing Rights being purchased by the Purchaser hereunder, the Mortgage Loans, the performance by the Seller of its obligations

(or by the Purchaser of its future obligations) under the Servicing Agreements or the sale, assignment and transfer of Servicing Rights or the right to receive any Servicing Compensation or the performance by the Seller of its obligations under this Agreement. Other than as disclosed in Schedule 4.08, in the preceding [***] month period, no governmental agency, Investor, Insurer, rating agency, trustee, master servicer or any other party to a Servicing Agreement has provided written notice to the Seller claiming or stating that the Seller has violated, breached or not complied with any Applicable Requirements in connection with the servicing of the related Mortgage Loans which has not been resolved by the Seller that in each case could reasonably be expected to have a Material Adverse Effect on the Servicing Rights for such related Mortgage Loans being purchased by the Purchaser hereunder, such related Mortgage Loans, the performance by the Seller of its obligations (or by the Purchaser of its future obligations) under the Servicing Agreements or the sale, assignment and transfer of Servicing Rights or the right to receive any Servicing Compensation or the performance by the Seller of its obligations under this Agreement, other than written notices which the Seller is prohibited by Applicable Requirements from disclosing on Schedule 4.08.
Section 4.09    No Accrued Liabilities. With respect to each Mortgage Loan and Servicing Rights, there are no accrued or contingent liabilities of the Seller included in its financial statements with respect to the Mortgage Loans or Servicing Rights for which the Purchaser would be responsible, with respect to occurrences prior to the applicable Sale Date.
Section 4.10    [Reserved].
Section 4.11    Sanctions; Anti-Corruption Compliance. None of the Seller, its Affiliates, or any of their directors, officers, or employees is a person that is (i) a target of United States economic, financial, or trade sanctions in force from time to time, (ii) named, identified, or described on any blocked person list, specially designated nationals lists, prohibited persons list, or other official list of restricted persons with whom United States persons may not conduct business, including, but not limited to, restricted party lists published or maintained by the United States government, including, without limitation, the respective governmental institutions and agencies of any of the foregoing including, without limitation, the Office of Foreign Assets Control and the United States Department of State, or (iii) owned or controlled by, or an actor on behalf of, any persons described in clauses (i) and (ii). The Seller has implemented practices and procedures in accordance with Applicable Requirements to comply with the foregoing restrictions.
Section 4.12    Mortgage Loans and Servicing Rights. As of the applicable Sale Date and, in the case of Sections 4.12.1 (General Compliance), 4.12.7 (Application of Funds), 4.12.8 (Mortgage Insurance), 4.12.9 (Compliance with Laws), 4.12.10 (Filing of Reports), 4.12.11 (Custodial Accounts), 4.12.12 (Advances), 4.12.13 (Investor Remittances and Reporting), 4.12.14 (Taxes and Charges), 4.12.15 (Hazard and Related Insurance), 4.12.23(ARM Loans), 4.12.24 (Tax Service Contract and Initial Flood Certifications) and 4.12.27 (Credit Information; Credit Reporting), as of the applicable Transfer Date, or such other date as expressly provided:
Section 4.12.1    General Compliance. Each Mortgage Loan, Servicing Right and Advance conforms to the Applicable Requirements, and each Mortgage Loan was eligible for sale to, insurance by, or pooling to back securities issued or guaranteed by, or participation certificates issued by, the applicable Agency, Insurer or other Person upon such sale, issuance of insurance or pooling, if any. There has been no improper act or omission or error by the Seller or any Originator or Prior Servicer with respect to the origination, underwriting, sale, pooling or servicing of any of the Mortgage Loans. Each Mortgage Loan has been originated, underwritten, sold, pooled and serviced in compliance with all Applicable Requirements and Accepted Servicing Practices. All collection efforts by or on behalf of the Seller have been performed timely, prudently and in compliance with all Applicable Requirements and Accepted Servicing Practices and all “first legal” actions were timely achieved in accordance with Applicable Requirements. The Seller is not in default and is otherwise in material compliance with respect to the Seller’s obligations under the Servicing

Agreements or Applicable Requirements. The Servicing Agreements do not contain any provisions that reasonably would be expected to impose upon the Purchaser or the Servicer any obligations in addition to those typically imposed upon servicers of standard Investor servicing rights. No servicer default, servicer termination event, event of default or other default or breach has occurred by the Seller under any Servicing Agreement, and to the Seller’s knowledge, no event has occurred which with the passage of time or the giving of notice or both would: (A) constitute a material default or breach by the Seller under any Servicing Agreement or under any Applicable Requirement; (B) permit termination, modification or amendment of any such Servicing Agreement by a third party without the consent of the Seller; (C) enable any third party to demand that either the Seller or the Purchaser either incur any repurchase obligations pursuant to a Servicing Agreement or provide indemnification for any amount of losses relating to a breach of a loan representation or warranty; (D) impose on the Seller or the Purchaser sanctions or penalties in respect of any Servicing Agreement; or (E) rescind any insurance policy or reduce insurance benefits in respect of any Servicing Agreement which would result in a material breach or trigger a default of any obligation of the Seller under any Servicing Agreement. With respect to each Bankruptcy Loan, the Seller or Prior Servicer has provided the related Mortgagor with all applicable disclosures relating to fees charged to the Mortgagor in connection with the related bankruptcy proceeding in accordance with all Applicable Requirements.
Section 4.12.2    Enforceability of Mortgage Loan. Each Mortgage Loan is evidenced by a Mortgage Note and is duly secured by a Mortgage Instrument, in each case, on such forms and with such terms as comply with all Applicable Requirements. Each Mortgage Note and related Mortgage Instrument is genuine and each Mortgage Loan and related Mortgage Instrument is the legal, valid and binding obligation of the parties thereto and the maker thereof, enforceable in accordance with its terms, subject to bankruptcy, insolvency and similar laws affecting generally the enforcement of creditors’ rights and the discretion of a court to grant specific performance. All parties to each such Mortgage Note and Mortgage Instrument had legal capacity to execute such Mortgage Note and Mortgage Instrument and each Mortgage Note and Mortgage Instrument has been duly and properly executed by such parties. No Mortgage Loan is subject to any rights of rescission, set-off, counterclaim or defense, including the defense of usury, nor will the operation of any of the terms of the related Mortgage Note or Mortgage Instrument, or the exercise of any right thereunder, render either such Mortgage Note or such Mortgage Instrument unenforceable by the Seller or the Purchaser, in whole or in part, or subject to any right of rescission, set-off, counterclaim or defense, including the defense of usury, and no such right of rescission, set-off, counterclaim, or defense has been asserted with respect thereto.
Section 4.12.3    Disbursement; Future Advances. Except with respect to the Mortgage Loans set forth on Schedule 4.12.44, the full original principal amount of each Mortgage Loan (net of any discounts) has been fully advanced or disbursed to the Mortgagor named therein, there is no requirement for future advances thereunder, and any and all requirements as to completion of any on-site or off-site improvements and as to disbursements of any escrow funds therefor have been satisfied. All costs, fees and expenses incurred in making, closing or recording each Mortgage Loan have been paid. Any future advances that were made in connection with a Mortgage Loan have been consolidated with the outstanding principal amount secured by the related Mortgage Instrument, and the secured principal amount, as consolidated, bears a single interest rate and single repayment term. The lien of the related Mortgage Instrument securing the consolidated principal amount is expressly insured as having first lien priority by a title insurance policy meeting the standards set forth in Section 4.12.5 of this Agreement. The consolidated principal amount does not exceed the original principal amount of such Mortgage Loan.
Section 4.12.4    Priority of Lien. Each Mortgage Instrument has been duly acknowledged and recorded or sent for recordation and is a valid and subsisting first lien, and each related Mortgaged Property is free and clear of all encumbrances and liens having priority over the lien of the related Mortgage Instrument, except for (i) liens for real estate taxes and special assessments not yet due and payable, (ii) covenants, conditions and restrictions, rights of way, easements and other matters of the public record as of the date of recording, acceptable to mortgage lending institutions generally and (iii) other matters to which like properties are commonly subject which do not interfere with the benefits of the security intended to be provided by such Mortgage Instrument or the use, enjoyment, value or marketability of the related Mortgaged Property. There are no delinquent tax or assessment liens against any Mortgaged Property. All tax identifications and property descriptions in each Mortgage Instrument are legally sufficient.
Section 4.12.5    Title Insurance. Except for any Mortgage Loan secured by a Mortgaged Property as to which an opinion of counsel of the type customarily rendered in such state in lieu of title insurance has been received and complies with Applicable Requirements, a valid and enforceable title policy, or a commitment to issue such a policy, has been issued and is in full force and effect for such Mortgage Loan in the amount not less than the original principal amount of such Mortgage Loan, which title policy insures that the related Mortgage Instrument is a valid first lien on the Mortgaged Property therein described and that such Mortgaged Property is free and clear of all liens having priority over the lien of such Mortgage Instrument. All provisions of such insurance policy have been and are being complied with, such policy is in full force and effect and all premiums due thereunder have been paid. As to each such policy, the Seller and any Originator and Prior Servicer have complied with all applicable provisions and all applicable statutes and regulations, there has been no act or omission which would or may invalidate any such policy, there has been no event or condition which may result in the revocation, cancellation or expiration of such policy, and the insurance is and will remain in full force and effect with respect to the related Mortgage Loan. There are no defenses, counterclaims, or rights of set-off against the Seller or any other Person affecting the validity or enforceability of any such policy.
Section 4.12.6    No Default/No Waiver. Other than with respect to borrower payments that have not yet caused a mortgage loan to become a Delinquent Loan or Foreclosure Loan and as disclosed to the Purchaser on the related Data Tape, there is no default, breach, violation or event of acceleration existing under any Mortgage Loan, and no event has occurred that, with the passage of time or with notice and the expiration of any grace or cure period, would constitute a default, breach, violation or event of acceleration. Neither the Seller nor any Originator or Prior Servicer has, except in accordance with Applicable Requirements, (i) agreed to any material modification, extension or forbearance in connection with any Mortgage Note or Mortgage Instrument, (ii) released, satisfied or canceled any Mortgage Note or Mortgage Instrument in whole or in part or released any party thereto in whole or in part, (iii) subordinated any Mortgage Instrument in whole or in part, (iv) released any Mortgaged Property in whole or in part from the lien of any Mortgage Instrument or (v) induced, solicited or knowingly received any advance of funds by a party other than the Mortgagor, directly or indirectly, for the payment of any amount required under the Mortgage Loan. Within [***] Business Days following the applicable Sale Date, the Seller shall provide the final report to the Purchaser, with respect to the Mortgage Loans, identifying all modifications, extensions or forbearances previously completed or currently in process and the terms thereof. All such modifications, extensions or forbearances are permitted and/or required by Accepted Servicing Practices or Applicable Requirements.
Section 4.12.7 Application of Funds. All payments received by or on behalf of the Seller with respect to any Mortgage Loan have been remitted and properly accounted for in compliance with and as required by Applicable Requirements and Accepted Servicing Practices.
Section 4.12.8    Mortgage Insurance. Each Mortgage Loan, if required by the applicable Agency, is insured as to payment defaults by a policy of primary mortgage guaranty insurance and/or pool insurance in the amount required, and by an Insurer approved, by such Agency, and all provisions of such primary mortgage guaranty insurance policy and/or pool insurance policy have been and are being complied with, such policy is in full force and effect and all premiums due thereunder have been paid. As to any mortgage insurance (including, without limitation, any primary or pool mortgage insurance), the Seller and any Originator and Prior Servicer have complied with applicable provisions of the applicable insurance contract and Applicable Requirements, all premiums or other charges due thereunder have been paid, there has been no act or omission which would or may invalidate any such insurance, there has been no event or condition which may result in the revocation, cancellation or expiration of such coverage, and the insurance is in full force and effect with respect to each Mortgage Loan. There are no defenses, counterclaims, or rights of set-off affecting the validity or enforceability of any mortgage insurance or pool insurance with respect to any Mortgage Loan. All appropriate disclosures related to such mortgage insurance or pool insurance were accurately prepared and have been timely provided to each Mortgagor in compliance with the Applicable Requirements and Accepted Servicing Practices. No Mortgage Loan is insured by the FHA or guaranteed by the VA or USDA.
Section 4.12.9    Compliance with Laws. The Seller, and to the Seller’s knowledge, each Originator and Prior Servicer have complied with the Applicable Requirements in all material respects with respect to the Mortgage Loans and the subject matter of this Agreement, including, without limitation, the federal Fair Housing Act, federal Equal Credit Opportunity Act and Regulation B, federal Fair Credit Reporting Act, federal Truth in Lending Act and Regulation Z, National Flood Insurance Act of 1968, federal Flood Disaster Protection Act of 1973, federal Real Estate Settlement Procedures Act and Regulation X, federal Fair Debt Collection Practices Act, federal Home Mortgage Disclosure Act, federal Homeowners Protection Act of 1998, and state consumer credit and usury codes and laws. In addition, any Mortgage Loan that is subject to any prepayment penalties or late fee provisions fully complies with all applicable federal, state and local laws, regulations and Applicable Requirements and such prepayment penalties or late fees are fully enforceable against each Mortgagor, subject to bankruptcy, insolvency and similar laws affecting generally the enforcement of creditors’ rights and the discretion of a court to grant specific performance. All parties that have had any interest in any Mortgage Loan, whether as mortgagee, assignee, pledgee, servicer or otherwise, are (or, during the period in which they held and disposed such interest, were) (1) in compliance with any and all applicable licensing requirements of the laws of the jurisdiction and state wherein the related Mortgaged Property is located and had all requisite licenses, permits and approvals required in such jurisdiction, and (2) either (A) organized under the laws of such state, (B) qualified to do business in such state, (C) federal savings and loan associations or national banks having principal offices in such state, or (D) not doing business in such state.
Section 4.12.10    Filing of Reports. The Seller has filed or will file in a timely manner all reports required by the Agencies, Insurers and other Applicable Requirements with respect to the Mortgage Loans and the Servicing Rights. The Seller has filed (or caused to be filed), and hereafter shall file (or cause to be filed), all IRS Forms, including but not limited to Forms 1041-K1, 1041, 1099-INT, 1099-MISC, 1099A and 1098, as appropriate, which are required to be filed with respect to the Servicing Rights for activity that occurred on or before each applicable Transfer Date.
Section 4.12.11    Custodial Accounts. All Custodial Accounts required to be maintained by the Seller have been established and continuously maintained in compliance with Applicable Requirements and Accepted Servicing Practices. Custodial Funds received by or on behalf of the Seller have been properly credited to the appropriate Custodial Account in a timely manner and in compliance with Applicable Requirements and Accepted Servicing Practices, and have been retained in and disbursed from the Custodial Accounts in compliance with the Applicable Requirements and Accepted Servicing Practices and any funds in such Custodial Accounts that have been used by or on behalf of the Seller or a Prior Servicer to make payments of shortfalls relating to prepaid principal and interest or Advances have been or will be reimbursed to the Custodial Account prior to transfer of the Custodial Funds to the Purchaser or its designee pursuant to this Agreement or shall be or will be otherwise accounted for in the reconciliation of funds in the Custodial

Accounts and Advances consistent with this Agreement, Accepted Servicing Practices and Applicable Requirements. Mortgage Escrow Payments received by the Seller have been credited to the appropriate Custodial Account maintained for escrow payments, and have been retained in and disbursed from such Custodial Account in accordance with the Applicable Requirements. In accordance with Applicable Requirements, the Seller has analyzed the payments required to be deposited into the appropriate Custodial Accounts maintained for escrow payments and adjusted the payment thereto in order to eliminate any deficiency, and Seller has properly accounted for any deficiency resulting from using amounts in the Custodial Account to make Advances, which deficiency will be appropriately funded in the reconciliation of funds in the Custodial Accounts and Advances consistent with this Agreement, Accepted Servicing Practices and Applicable Requirements. With regard to Mortgage Loans that provide for Mortgage Escrow Payments, the Seller has (a) computed the amount of such payments in compliance with Applicable Requirements, (b) paid on a timely basis all charges and other items to be paid out of the Mortgage Escrow Payments in compliance with the Applicable Requirements, and when required by the applicable Servicing Agreement have advanced their own respective funds to pay such charges and items, and (c) timely delivered to the related Mortgagors the statements and notices required by Applicable Requirements in connection with Custodial Accounts, including without limitation statements of taxes and other items paid out of the Mortgage Escrow Payments and notices of adjustments to the amount of the Mortgage Escrow Payments. With respect to Mortgage Escrow Payments, there exist no deficiencies in connection therewith for which customary arrangements for repayment thereof have not been made in compliance with the Applicable Requirements and Accepted Servicing Practices, and, except with respect to modified Mortgage Loans as permitted by Applicable Requirements, no Mortgage Escrow Payments or other charges or prepayments due from Mortgagor have been capitalized under any Mortgage Instrument or the related Mortgage Note. All funds received by the Seller in connection with the satisfaction of Mortgage Loans, including foreclosure proceeds and insurance proceeds from hazard losses, have been deposited in the appropriate Custodial Account and all such funds have been applied to pay accrued interest on the Mortgage Loans, to reduce the principal balance of the Mortgage Loans in question, or for reimbursement of repairs to the Mortgaged Property or as otherwise required by Applicable Requirements or are on deposit in the appropriate Custodial Account.
Section 4.12.12    Advances. Subject to Investor rights under applicable Investor Guides, the Advances are valid and subsisting accounts owing to the Seller, made pursuant to and in accordance with the Applicable Requirements and are recoverable under the Servicing Agreements, are carried on the books of the Seller at values determined in accordance with generally accepted accounting principles, are legally collectible from the applicable party and are not subject to any set-off or claim that could be asserted against the Seller. Each Advance made by or on behalf of the Seller or a Prior Servicer (and each trailing invoice received by the Purchaser on or after the related Transfer Date for services rendered prior to such Transfer Date), including any Advance funded from amounts in the Custodial Account, that is reimbursed or paid by the Purchaser to the Seller or a third party service provider or has otherwise been funded from amounts in the Custodial Account is fully reimbursable to the Purchaser as an Advance in accordance with Applicable Requirements. Each Advance has supporting backup documentation in original or imaged form, and the Seller has not received any notice from the applicable Investor, any Insurer or any other Person in which such Person disputes or denies a claim by the Seller for reimbursement in connection with any such Advance.
Section 4.12.13    Investor Remittances and Reporting. The Seller and each Originator and Prior Servicer (a) have timely remitted or otherwise made available to each Investor (i) all principal and interest payments received to which such Investor is entitled under the applicable Servicing Agreements, including without limitation any guaranty fees, and (ii) all advances of principal and interest payments required by such Servicing Agreements, and (b) have properly prepared and timely submitted to each Investor all reports in connection with such payments required by the Applicable Requirements and Accepted Servicing Practices.

Section 4.12.14    Taxes and Charges. All taxes, governmental assessments, insurance premiums, water, sewer and municipal charges, leasehold payments and ground rents relating to the Mortgage Loans that were due prior to the applicable Sale Date or Transfer Date, as applicable, have been timely paid by the Seller or a Prior Servicer in compliance with Applicable Requirements and Accepted Servicing Practices. There are no liens for delinquent taxes, delinquent assessments or other liens against any Mortgaged Property as of the applicable Sale Date for such Mortgage Loan.
Section 4.12.15    Hazard and Related Insurance. All improvements upon each Mortgaged Property are insured against loss by fire, hazard (and, where required pursuant to Applicable Requirements, flood) and/or extended coverage insurance policies, in the amount, by an Insurer and otherwise in compliance with and in the manner as may be required by Applicable Requirements. All such insurance policies are in full force and effect, all premiums with respect to such policies that were due prior to the applicable Sale Date have been paid by the applicable due date, and all provisions of such primary mortgage guaranty insurance policy have been and are being complied with. There has been no act or omission of the Seller or any Prior Servicer that would or may invalidate any such insurance, there has been no event or condition which may result in the revocation, cancellation or expiration of such coverage, and the insurance is or, when issued, will be, and will remain in full force and effect with respect to each Mortgage Loan. There are no defenses, counterclaims, or rights of set-off against the Seller affecting the validity or enforceability of any such insurance.
Section 4.12.16    Damage, Condemnation, and Related Matters. To the best of the Seller’s knowledge, there exists no physical damage to any Mortgaged Property from fire, flood, mold, windstorm, earthquake, tornado, hurricane or any other similar casualty, which physical damage is not adequately insured against for which the Purchaser, as the transferee of the Servicing Rights, would bear the risk of loss for the cost of repair or replacement or otherwise be liable to the applicable Agency. With respect to any Mortgage Loan that is a Delinquent Loan for which the related Mortgaged Property is located in a disaster area declared by any federal or state government in the [***] months prior to the applicable Sale Date, the Seller has (i) obtained a property inspection of the Mortgaged Property conducted following the disaster event and has been in contact with the Mortgagor, or has attempted to contact the Mortgagor in accordance with Applicable Requirements, regarding any material damage to such property and/or hardship to the Mortgagor resulting from such disaster to the extent required by the applicable Agency and has complied with all other disaster relief requirements of the applicable Agency and (ii) disclosed to the Purchaser if it has been informed of material damage to such property or hardship to the Mortgagor resulting from such disaster. There is no proceeding pending for the total or partial condemnation of, or eminent domain with respect to, any Mortgaged Property, except as disclosed to the Purchaser on the related Data Tape. All of the improvements that were included for the purpose of determining the appraised value of any Mortgaged Property lie wholly within the boundaries and building restriction lines of such Mortgaged Property, and no improvements on adjoining properties encroach upon such Mortgaged Property. With respect to any Mortgaged Property, to the Seller’s knowledge, the related Mortgagor is not in and has not been in violation of, no prior owner of such property was in violation of, and the property does not violate any standards under, any applicable statutes, ordinances, rules, regulations, orders or decisions relating to pollution, protection of human health or the environment (including, without limitation, ambient air, surface water, ground water, land surface or subsurface strata and natural resources), including, without limitation, all applicable statutes, ordinances, rules, regulations, orders or decisions relating to emissions, discharges, releases or threatened releases of chemicals, pollutants, contaminants, wastes, toxic substances, petroleum and petroleum products, asbestos and asbestos-containing materials, polychlorinated biphenyls and lead and lead-containing materials, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of such items.

Section 4.12.17    Mortgage Files and Other Documents; Pools and Certifications. Subject to the process for resolution of Document Exceptions, as provided in this Agreement, and except for outstanding Trailing Loan Documents, each Mortgage File contains each of the documents and instruments specified in Exhibit 1.1 attached hereto and includes all documents required by the applicable Investor and such other documents as may be necessary to demonstrate compliance with Applicable Requirements. The Mortgage Loan Documents to be delivered to the Purchaser will include all documents customarily available as of the time of delivery that are necessary in order for Purchaser’s Document Custodian(s) to finally certify and/or recertify the Pools and Mortgage Loans, as applicable, in accordance with the Applicable Requirements. Each Mortgage Loan included in a Pool meets all eligibility requirements of the applicable Investor for inclusion in such Pool. The securities and participation certificates backed by, or payments with respect to which are supported by, the related Pools have been issued on uniform documents pursuant to the Applicable Requirements without any material deviations therefrom. All books, records and accounts of the Seller and the Seller’s Document Custodian(s) with respect to the Servicing Rights and the Mortgage Loans are true, complete, properly maintained, and accurately reflect the subject matter thereof in accordance with industry standards such that the Purchaser would not reasonably be expected to incur a Loss after the applicable Sale Date as a result of any deficiency in any Mortgage File.
Section 4.12.18    Good Title. The Seller is the sole owner and holder of all legal and beneficial right, title and interest in and to the Servicing Rights, Advances, Custodial Funds and Mortgage Files immediately prior to the conveyance thereof pursuant to Section 2.01 of this Agreement. The sale, transfer and assignment by the Seller to the Purchaser of the Servicing Rights and the related documents, and the instruments required to be executed by the Seller and delivered to the Purchaser pursuant to the Applicable Requirements, are, and will be on the applicable Sale Date, valid and enforceable in accordance with their terms and will effectively vest in the Purchaser good and marketable title to the Servicing Rights and the related documents, free and clear of any and all liens, claims, or encumbrances. The Seller has the sole and full right and authority to sell and assign the Servicing Rights and the related documents to the Purchaser pursuant to this Agreement. As of the applicable Sale Date, the Seller is not obligated, contractually or otherwise, to sell or offer to sell any of the Servicing Rights and the related documents to any Person other than the Purchaser.
Section 4.12.19    Fraud. No misrepresentation, error, negligence or fraudulent action or omission has occurred on the part of Seller or, to Seller’s knowledge, any other Person (including without limitation any borrower, appraiser, builder or developer, credit reporting agency, settlement agent, realtor, broker or correspondent) in connection with the origination and/or servicing of any Mortgage Loan, any Servicing Agreement or the application of any insurance proceeds with respect to a Mortgage Loan or the Mortgaged Property.
Section 4.12.20    Representations and Warranties to Investor. All representations and warranties made by the Seller to the applicable Investor in connection with the Mortgage Loans and Servicing Rights in any Servicing Agreement or otherwise were true and correct as of the date made and are incorporated herein by reference, hereby restated, and inure to the benefit of the Purchaser.
Section 4.12.21    Accuracy of Data. The characteristics of the Mortgage Loans, Servicing Rights and Advances (including, without limitation, delinquency rates, escrow balances, average weighted servicing spread, interest rates, outstanding principal balances and loan modifications) included in the Data Tape, the Settlement Schedule and the Offering Information provided to the Purchaser and all updated data files relating to the Mortgage Loans, Servicing Rights and the Advances and information regarding the Custodial Funds provided to the Purchaser with respect to the applicable Transfer Date are, or were as of the date provided or indicated therein, true and accurate.

Section 4.12.22    No Recourse. None of the Servicing Agreements nor any other agreement or understanding applicable to any of the Mortgage Loans provides for recourse to the Seller or Servicer for losses incurred in connection with (or any obligation to repurchase or reimburse, indemnify or hold harmless any Person based upon) the default or foreclosure of, or acceptance of a deed in lieu of foreclosure or other transfer or sale of the Mortgaged Property in connection with, a Mortgage Loan, except insofar as such recourse is based upon a failure of the Servicer to comply with the Applicable Requirements before or after the applicable Sale Date.
Section 4.12.23    ARM Loans. With respect to each adjustable rate Mortgage Loan, all of the terms of such Mortgage Note and Mortgage Instrument may be enforced by the holder thereof, its successors and assigns. With respect to each adjustable rate Mortgage Loan, the Seller has, and each Prior Servicer has, properly and accurately and in compliance with all Applicable Requirements and Accepted Servicing Practices (a) entered into its system all data required to service the Mortgage Loan, (b) adjusted the mortgage interest rate on each interest adjustment date, (c) adjusted the monthly payment on each payment adjustment date, (d) calculated the amortization of principal and interest on each payment adjustment date, and (e) executed and delivered any and all notices regarding interest rate and payment adjustments. No Mortgage Note or Mortgage Instrument related to a Mortgage Loan contains terms or provisions that would result in negative amortization, nor does any such Mortgage Note or Mortgage Instrument contain any term or provision whereby its Mortgagor is permitted prospectively to convert the Mortgage Loan to a fixed-rate mortgage loan.
Section 4.12.24    Tax Service Contracts and Initial Flood Certifications. As of the applicable Sale Date and at all relevant times prior to the applicable Transfer Date, all of the Mortgage Loans have a valid tax service contract and flood certification contract. As of the Transfer Date, all of the Mortgage Loans will have a valid, fully paid, transferable, life of the loan tax service contract with CoreLogic, Inc. or the Seller shall promptly reimburse the Purchaser for the actual out-of-pocket cost of obtaining such a tax service contract; provided, however, that such reimbursement to the Purchaser shall be capped at $75 per loan. As of the Transfer Date, all of the Mortgage Loans will have a valid, fully paid, transferable, life of the loan flood certification contract with CoreLogic, Inc. or the Seller shall promptly reimburse the Purchaser for the actual out-of-pocket cost of obtaining such a flood certification contract; provided, however, that such reimbursement to the Purchaser shall be capped at $6 per loan. Each Mortgage Loan has had a flood zone determination conducted in compliance with the Applicable Requirements and such determination is contained in the appropriate Mortgage File. Each such tax service and flood certification contract is transferable to the Purchaser as a fully paid, transferable, life of the loan tax service contract or flood certification contract. The Seller shall provide to the Purchaser or its Subservicer all information necessary obtain new tax servicing contracts or flood certification contracts required pursuant to this Section 4.12.24 and such information shall be accurate and complete. The Seller shall undertake all obligations under this Section 4.12.24 at its sole cost and expense, and the Seller shall be solely responsible for any direct costs, expenses and fees (including, without limitation, any and all transfer fees and charges, and incremental costs, expenses and fees) incurred by the Purchaser in connection with the aforementioned tax service and flood zone certification contracts, subject to the reimbursement limitations set forth above. The Parties shall use their reasonable best efforts to minimize the costs associated with the transfer between vendors of any such tax service and flood certification contracts.
Section 4.12.25    No Buydown Provisions; No Graduated Payments or Contingent Interests. Other than as set forth on the Data Tape, no Mortgage Loan contains provisions pursuant to which monthly payments are paid or partially paid with funds deposited in any separate account established by the Seller, the Mortgagor, or anyone on behalf of the Mortgagor, or paid by any source other than the Mortgagor, nor does it contain any other similar provisions which may constitute a “buydown” provision. For any

Mortgage Loan disclosed on the Data Tape as having a “buydown” provision, the applicable buydown account is fully funded and shall be transferred to the Purchaser or its designee. No Mortgage Loan is a graduated payment mortgage loan, and no Mortgage Loan contains a shared appreciation or other contingent interest feature.
Section 4.12.26    SCRA. Other than as set forth on the Data Tape, no Mortgagor with respect to any Mortgage Loan has notified the Seller, and the Seller has no knowledge of any relief requested or allowed to any Mortgagor under the SCRA or similar state statute or regulation. For any Mortgage Loan disclosed on the Data Tape as being an SCRA loan, there have been no failures to comply with Applicable Requirements with respect to such SCRA loan.
Section 4.12.27    Credit Information; Credit Reporting. As to each consumer report (as defined in the Fair Credit Reporting Act, Public Law 91-508) or other credit information contained in the Mortgage File, the Seller has full right and authority and is not precluded by law or contract from furnishing such information to the Purchaser. The Seller has, in its capacity as servicer for each Mortgage Loan, caused to be fully furnished to credit reporting agencies, in accordance with the Fair Credit Reporting Act and its implementing regulations, accurate and complete information (i.e., favorable and unfavorable) on each Mortgagor.
Section 4.12.28    Assignments of Mortgage. Each Mortgage Loan has been duly and properly assigned to the current Investor to the extent required by Applicable Requirements and all Assignments of Mortgage Instruments for such Mortgage Loan required under Applicable Requirements are included in the applicable Mortgage File maintained by the Seller’s Document Custodian(s).
Section 4.12.29    Residential Properties. Each Mortgaged Property securing a Mortgage Loan consists of a residential dwelling satisfying the requirements of the applicable Agency.
Section 4.12.30    Eligible Loan. Each Mortgage Loan is an Eligible Loan.
Section 4.12.31    Lending Program. No Mortgage Loan was originated pursuant to a federal, state or local “affordable housing,” “community lending” or other similar mortgage loan program.
Section 4.12.32    Mortgagors. For each Mortgage Loan, the Seller or the Originator verified the identity of the Mortgagor using methods that comply with Applicable Requirements. To the Seller’s knowledge, no Mortgagor is, or at any time on or after the date the related Mortgage Note was executed has been, identified by the Office of Foreign Assets Control of the United States Department of Treasury as a specially designated national or blocked person.
Section 4.12.33    No Additional Collateral. The Mortgage Note is not and has not been secured by any collateral other than the lien of the corresponding Mortgage Instrument.
Section 4.12.34    Deeds of Trust. In the event the Mortgage Instrument constitutes a deed of trust, a trustee, duly qualified under applicable law to serve as such, has been properly designated and currently so serves and is named in the Mortgage Instrument, and no fees or expenses are or will become payable by the Purchaser, or the applicable Investor, or their respective successors and assigns to the trustee under the deed of trust, other than in connection with a trustee’s sale after default by the Mortgagor.
Section 4.12.35    Customary Provisions. The Mortgage Loan Documents contain customary and enforceable provisions that render the rights and remedies of the holder thereof adequate for the realization against the Mortgaged Property of the material benefits of the security provided thereby, including, (i) in the case of a Mortgage Instrument designated as a deed of trust, by trustee’s sale and (ii)

otherwise, by judicial foreclosure. There is no homestead or other exemption available to a Mortgagor that would prevent the sale of the Mortgaged Property by trustee’s sale or the foreclosure of the Mortgage Instrument.
Section 4.12.36    Casualty Insurance Proceeds. No casualty insurance proceeds for property damage have been used by Seller to reduce Mortgage Loan balances or for any other purpose, other than the making of repairs to the Mortgaged Property and other than with the consent of the applicable Insurer providing mortgage insurance, to the extent that such consent was required under the Applicable Requirements. Additionally, there are no uninsured casualty losses or casualty losses where coinsurance has been (and the Seller has no reason to believe, will be) claimed by an Insurer or where the loss, exclusive of contents, is greater than the recovery, less actual expenses incurred in such recovery from the Insurer.
Section 4.12.37    Condominiums and Planned Unit Developments. If the Mortgaged Property is an individual unit in a condominium project or an individual unit in a planned unit development (a “Unit”), then the common elements and property of the condominium project or the common areas and property of the planned unit development are insured against loss by fire, hazards of extended coverage, flood and such other hazards as required by Applicable Requirements. Additionally, without limiting the foregoing, each required insurance policy is in a form and amount, and is issued by an Insurer, that is acceptable under Applicable Requirements with respect to the condominium project or planned unit development. Additionally, if the Mortgaged Property is a Unit, then general liability, fidelity and all other insurance required by Applicable Requirements is maintained in connection with the condominium project or planned unit development, and each required insurance policy is in a form and amount, and is issued by an Insurer, that is acceptable under Applicable Requirements with respect to the condominium project or planned unit development. All such insurance policies are in full force and effect, and all premiums with respect to such policies have been paid. Each insurance policy required includes the following special endorsements, to the extent required by the Applicable Requirements:
(a)    Advance written notice will be given in writing to the mortgagee, its successors and/or assigns in the event the policy is to be canceled, no earlier than the time specified in the Applicable Requirements.
(b)    The mortgagee, its successors and/or assigns, or such other appropriate Persons specified by the Applicable Requirements, are named in the mortgagee clause or loss payment clause, requiring any loss be paid to the mortgagee, its successors and/or assigns, or such other appropriate Persons. This clause must be written into the policy and provide that in the event of loss, the interest of the mortgagee as successor in interest is not impaired by an act or neglect of the Mortgagor, any foreclosure, notice of sale or any change in ownership of the Mortgaged Property. The Seller has provided the appropriate Insurer with such notice, or has obtained such consent, as is necessary to designate the appropriate Persons required by the Applicable Requirements as loss payee on each such insurance policy.
Section 4.12.38    Environmental Issues. No Mortgaged Property violates and has been in violation of any applicable statutes, ordinances, rules, regulations, orders or decisions with regard to pollutants or hazardous or toxic substances, including without limitation the Comprehensive Environmental Response, Compensation and Liability Act, Federal Water Foliation Control Act, Clean Air Act, and Toxic Substances Control Act, as such laws are amended and supplemented from time to time and any similar federal, state or local statutes, rules and regulations.
Section 4.12.39    Other Agreements. The Seller is not a party to or subject to any agreement, stipulation, conditional approval, memorandum of understanding, notice of determination,

consent decree, advisory settlement, compromise, litigation or other agreement or understanding with any Agency (including, without limitation, HUD), court, Governmental Authority or body, or other Person which (i) seeks to modify or clarify or has the effect of modifying or clarifying any of the terms of the Applicable Requirements (solely with respect to the Servicing Rights and/or the Mortgage Loans), (ii) otherwise affects (A) the Seller’s or the Purchaser’s servicing obligations and practices (solely with respect to the Servicing Rights and/or the Mortgage Loans) including, but not limited to, escrow practices and except as otherwise addressed in this Agreement, (B) the Purchaser’s rights and duties set forth in this Agreement, including with respect to the Servicing Rights being acquired by the Purchaser, or (C) the economic value of the Servicing Rights being acquired by the Purchaser.
Section 4.12.40    Repurchase/Indemnification Agreement. Except as set forth on Schedule 4.12.40, no Mortgage Loan is subject to any indemnification agreement or an agreement for the submission of claims with an Investor. No Mortgage Loan is subject to an unresolved repurchase or make whole claim or request from any Investor.
Section 4.12.41    High Cost Loans. No Mortgage Loan is subject to the provisions of the Home Ownership and Equity Protection Act of 1994, as amended (“HOEPA”), or has an “annual percentage rate” or “total points and fees” payable by the Mortgagor that exceeds the applicable thresholds defined under HOEPA and its implementing regulations, including 12 C.F.R. § 1026.32(a)(1)(i) and (ii). No Mortgage Loan is a “high cost” mortgage loan, “covered” mortgage loan, “high risk home” mortgage loan, or “predatory” mortgage loan or any other comparable term, no matter how defined under any federal, state or local law, provided that this determination shall be made with respect to the relevant state or local law, regardless of the effect of any available federal preemption, other than exemptions specifically provided for in the relevant state or local law. No Mortgage Loan is subject to any comparable federal, state or local statutes or regulations, or any other statute or regulation providing for heightened regulatory scrutiny, assignee liability to holders of such mortgage loans or additional legal liability for mortgage loans having high interest rates, points and/or fees. No Mortgage Loan is a High Cost Loan or Covered Loan, as applicable (as such terms are defined in the current Standard & Poor’s LEVELS® Glossary Revised, Appendix E).
Section 4.12.42    Texas Refinance Mortgage Loans. Each Mortgage Loan originated in the state of Texas pursuant to Article XVI, Section 50(a)(6) of the Texas Constitution has been originated in full compliance with the provisions of Article XVI, Section 50(a)(6) of the Texas Constitution, Texas Civil Statutes and Texas Finance Code.
Section 4.12.43    Improper Allegations in Servicing File. Any written allegation of an improper act or omission by the Seller or any Prior Servicer or Originator that has been received by the Seller from any Mortgagor is part of the related servicing file.
Section 4.12.44    Mortgage Loan Characteristics. The characteristics of the Servicing Rights and related Mortgage Loans are consistent, in all material respects, with the characteristics described in the Offering Information taking into account ordinary payoff and liquidations of such Mortgage Loans, provided they do not materially alter the general characteristics of the Mortgage Loans and Servicing Rights. The Seller further represents and warrants that none of the Mortgage Loans (a) were made to non-profit Mortgagors, (b) are graduated payment loans, (c) other than as set forth on Schedule 4.12.44, are FHA 203(k) loans, Fannie Mae HomeStyle renovation loans, Fannie Mae construction-to-permanent financing loans, Freddie Mac renovation loans or Freddie Mac construction conversion loans or (d) pay other than on a monthly basis or have monthly payment due dates other than the first day of each month (i.e., odd due dates). For any Mortgage Loan set forth on Schedule 4.12.44, the applicable construction/renovation escrow account shall be fully disbursed in accordance with Applicable Requirements prior to the applicable Sale Date.

Section 4.12.45    Foreclosure Loans/Bankruptcy Loans. Except as identified on the Data Tape, no Mortgage Loan is a Foreclosure Loan or a Bankruptcy Loan.
Section 4.12.46    Improvements. No improvements located on or being part of the Mortgaged Property are in violation of any applicable zoning law or regulation and all inspections, licenses and certificates required to be made or issued with respect to all occupied portions of the Mortgaged Property and, with respect to the use and occupancy of the same, including but not limited to certificates of occupancy and fire underwriting certificates, have been made or obtained from the appropriate authorities and the Mortgaged Property is lawfully occupied under applicable law. The Seller has received no notices of any violation of any law, municipal or other governmental ordinances, orders, rules, regulations or requirements that have not been cured, or any restrictive covenants against or affecting the Mortgaged Property, or any part thereof, nor is the Seller aware of any facts which might result in such a violation.
Section 4.12.47    Loan-to-Value Ratio. The loan-to-value ratio of each Mortgage Loan did not, at the time of origination, exceed the maximum amount permitted by the Applicable Requirements for such Mortgage Loan.
Section 4.12.48    [Reserved].
Section 4.12.49    No Refinance Arrangement. There is no agreement, arrangement or understanding between the Seller and any Mortgagor to refinance a Mortgage Loan.
Section 4.12.50    National Housing Act. None of the Mortgage Loans are insured under Section 203(k) of the National Housing Act. None of the Mortgage Loans are insured under sections 235, 245 or 265 of the National Housing Act.
Section 4.12.51    Underdisclosed Insurance Loans. No Mortgage Loan is an Underdisclosed Insurance Loan.
Section 4.12.52    Mobile and Manufactured Homes. No residence or dwelling included in any Mortgaged Property is a mobile home or a manufactured dwelling which is not permanently affixed to land in accordance with Applicable Requirements or which does not otherwise meet the requirements of the applicable Investor.
Section 4.12.53    Payment Terms. Each Mortgage Loan has an original term to maturity of not more than thirty (30) years, with interest payable in arrears on the first day of each month. No Mortgage Loan contains terms or provisions which would result in negative amortization. No Mortgage Loan is evidenced by a Mortgage Note providing for bi-weekly payments. No Mortgage Loan provides a Mortgagor with a flexible payment option each month pursuant to the terms of the related Mortgage Note. No Mortgage Loan is a reverse mortgage loan or a home equity line of credit.
Section 4.13    Quality Control Program.
(a)The Seller maintains internal quality control procedures designed to verify, on a regular basis, the existence and accuracy of the legal documents, credit documents and property appraisals relating to the Mortgage Loans that complies in all respects with the Applicable Requirements. The program also is designed to detect and prevent dishonest, fraudulent or negligent acts, errors and omissions by officers, employees or other unauthorized persons. Except as set forth in Schedule 4.13(a), within the [***] years immediately preceding the Effective Date, the Seller’s internal quality control procedures and audits have not revealed an unresolved failure to comply with Applicable Requirements that could reasonably be expected to have a Material Adverse Effect on all or any portion of the Servicing Rights or on the Seller’s ability to perform its obligations under this Agreement, except for audits which the Seller is prohibited by Applicable Requirements from disclosing on such Schedule 4.13(a).
(b)Except as set forth in Schedule 4.13(b), none of the Seller, any Originator or any Prior Servicer have been the subject of an audit by any Agency, Insurer or any governmental agency, which audit asserted a material failure to comply with Applicable Requirements that could have a Material Adverse Effect on the Servicing Rights being purchased by the Purchaser hereunder, the Mortgage Loans, the performance by the Seller of its obligations (or by the Purchaser of its future obligations) under the Applicable Requirements, or the performance by the Seller of its obligations under this Agreement, except for audits which the Seller is prohibited by Applicable Requirements from disclosing on such Schedule 4.13(b).
Section 4.14    Broker’s Fees. There are no fees or commissions or any expenses of any broker, finder or investment banker or anyone else acting in the capacity of a broker, finder or investment banker for the Seller in connection with the transactions contemplated hereby other than Mountainview Financial Solutions, the fees, commissions and expenses of which shall be the sole responsibility of the Seller.
Section 4.15    Ordinary Course. The consummation of the transactions contemplated by this Agreement are in the ordinary course of business of the Seller, and the sale and transfer of the Servicing Rights by the Seller are not subject to any bulk transfer laws or similar statutory provisions regarding bulk sales of assets by debtors of applicable state or federal law.
Section 4.16    Agency Notifications. The Seller has no actual notice, including any notice received from any Agency that, other than in the normal course of the Seller’s business, any circumstances exist that could reasonably be expected to result in the Seller being liable to such Agency for any amount due which would reasonably be expected to have a Material Adverse Effect by reason of: (i) any breach of servicing obligations or breach of mortgage selling warranty to such Agency under servicing agreements relating to the Seller’s entire servicing portfolio for such Agency (including any unmet mortgage repurchase obligation), (ii) any unperformed obligation with respect to mortgage loans that the Seller is servicing for such Agency under the regular servicing option or other mortgages subject to recourse agreements or (iii) any other unmet obligations to such Agency under a servicing contract relating to the Seller’s entire servicing portfolio with an Agency.
Section 4.17    Solvency; Fraudulent Conveyance. Immediately before and immediately after giving effect to the sale occurring on each Sale Date, the Seller (i) is Solvent, (ii) is able to pay its debts as and when such debts become due and payable, and (iii) has adequate capital for its current and expected business undertakings. The Purchase Price paid for each Eligible Asset on each Sale Date constitutes reasonably equivalent value and fair consideration for such Eligible Asset and was the product of arm’s length negotiations between equally informed and sophisticated parties each of which was represented by counsel.
Section 4.18    Initial Servicing Rights. The Servicing Rights being sold in this transaction are the Servicing Rights initially created with respect to the Mortgage Loan and have not been and are not currently subject to any agreement purporting to sell “excess yield” or “excess servicing fees” and there has been no previous modification or amendment relating to the Servicing Rights or Servicing Compensation, or any sale, transfer, conveyance or assignment of less than 100% of the Servicing Rights initially created with respect to the Mortgage Loans. The Net Servicing Fee reflected on the Settlement Schedule is true and correct.

ARTICLE V

REPRESENTATIONS, WARRANTIES AND COVENANTS OF THE PURCHASER
As an inducement to the Seller to enter into this Agreement and to consummate the transactions contemplated hereby, the Purchaser represents, warrants and covenants as follows (it being understood that, unless otherwise expressly provided herein, each such representation and warranty is made to the Seller as of the date hereof, each applicable Sale Date, and all of the representations, warranties and covenants of the Purchaser contained herein shall survive each Sale Date and the termination of this Agreement):
Section 5.01    Due Incorporation and Good Standing. The Purchaser is a limited liability company, duly organized, validly existing, and in good standing under the laws of Delaware. The Purchaser has, and at all relevant times has had, in full force and effect (without notice of possible suspension, revocation or impairment) all required qualifications, permits, approvals, licenses, and registrations to conduct all activities in all states in which its activities with respect to the Mortgage Loans or the Servicing Rights require it to be qualified or licensed, except where the failure of the Purchaser to possess such qualifications, licenses, permits, approvals and registrations would not be reasonably expected to, individually or in the aggregate, have a material adverse effect on the Seller or the transactions contemplated under this Agreement, or otherwise impede or impair in any material respect the ability of the Purchaser to perform its obligations under this Agreement.
Section 5.02    Authority and Capacity. The Purchaser has all requisite limited liability company power, authority and capacity to carry on its business as it is now being conducted, to execute and deliver this Agreement and to perform all of its obligations hereunder. The Purchaser has all requisite power and authority to enter into this Agreement, and the agreements to which it is or will become a party contemplated by this Agreement, and to carry out the transactions contemplated hereby. The Purchaser does not believe, nor does it have any cause or reason to believe, that it cannot perform each and every covenant required of it contained in this Agreement.
Section 5.03    Effective Agreement. The execution, delivery and performance of this Agreement by the Purchaser and consummation of the transactions contemplated hereby has been or will be duly and validly authorized by all necessary corporate, shareholder or other action; and this Agreement has been duly and validly executed and delivered by the Purchaser, and this Agreement is a valid and legally binding agreement of the Purchaser enforceable against the Purchaser in accordance with its terms, subject to bankruptcy, insolvency and similar laws affecting generally the enforcement of creditor’s rights and the discretion of a court to grant specific performance.
Section 5.04    No Conflict. Neither the execution, delivery or performance of this Agreement nor the consummation of the transactions contemplated hereby, nor compliance with the terms and conditions of this Agreement, shall (a) violate, conflict with, result in the breach of, or constitute a default under, be prohibited by, or require any additional approval (except as shall have been obtained or made as of the related Sale Date) under any of the terms, conditions or provisions of (i) the Purchaser’s certificate of formation or limited liability company agreement, (ii) any mortgage, indenture, deed of trust, loan or credit agreement or other agreement or instrument to which the Purchaser is now a party or by which the Purchaser is bound, or (iii) any provision of any applicable law, ordinance, rule, regulation of any Governmental Authority applicable to the Purchaser, or any order, judgment, government directive or decree of any court or Governmental Authority applicable to the Purchaser or its assets, or (b) result in the creation or imposition of any lien, charge or encumbrance of any nature upon any of the properties or assets of the Purchaser.

Section 5.05    Consents, Approvals and Compliance. Except for the Investor Consents, there is no requirement applicable to the Purchaser to make any filing with, or to obtain any permit, authorization, consent or approval of, any Person as a condition to the execution and delivery by the Purchaser of, and the lawful performance by the Purchaser of its obligations under, this Agreement. The Purchaser has complied with, and is not in default under, any law, ordinance, requirement, regulation, rule, or order applicable to its business or properties, the violation of which could reasonably be expected to materially and adversely affect the operations or financial condition of the Purchaser or its ability to perform its obligations hereunder. The Purchaser is an approved servicer for Fannie Mae and Freddie Mac. The Purchaser is an approved member in good standing in the MERS system. No event has occurred, including but not limited to a change in insurance coverage, that could reasonably be expected to make the Purchaser unable to comply with the eligibility requirements of MERS or any Agency or other applicable government agency.
Section 5.06    Litigation. There is no litigation, claim, demand, proceeding or governmental investigation existing or pending, or to the Purchaser’s knowledge, threatened, or any order, injunction or decree outstanding, against or relating to the Purchaser that could materially and adversely affect or delay the performance by the Purchaser of its obligations under this Agreement.
Section 5.07    Sophisticated Purchaser. The Purchaser is a sophisticated investor and its bid and decision to purchase the Servicing Rights is based upon the Purchaser’s due diligence and evaluation of the information and documents provided by the Seller and the terms of this Agreement. The Purchaser has consulted with such investment, legal, tax, accounting and other advisers as it deems necessary.
Section 5.08    Purpose of Seller’s Representations and Warranties. The Purchaser acknowledges that the Seller is providing the representations and warranties in Section 4.07 (Insurance), Section 4.08 (Litigation), Section 4.12 (Mortgage Loans and Servicing Rights), and Section 4.16 (Agency Notifications) of this Agreement solely for purposes of establishing the basis on which claims for indemnification or may be brought under Section 9.01(i) and for purposes of defining certain conditions to the Purchaser’s obligations to consummate the transactions hereunder as contemplated in Article VII. In no event shall a breach of any of the Seller’s representations and warranties in Section 4.12, or the Seller’s knowledge or lack of disclosure thereof, be used as evidence of or be deemed to constitute bad faith, misconduct, misrepresentation or fraud by the Seller.
ARTICLE VI

COVENANTS
Section 6.01    Investor Consent. The purchase and sale of the Servicing Rights and the appointment of the Subservicer as subservicer for the Mortgage Loans are subject to approval by the applicable Investors on or before the applicable Sale Date. In accordance with the Applicable Requirements, the Seller shall prepare and make available to the Purchaser each Investor approval package and all other materials necessary from the Seller to obtain the Investor Consents in a timely manner with respect to the transfer of Servicing Rights from the Seller to the Purchaser. Within [***] Business Days of receipt from the Seller, the Purchaser shall complete all the Purchaser related information required in each Investor approval package and return such information to the Seller who shall submit the approval package to the applicable Investor and provide a fully executed copy of such packages to the Purchaser. Thereafter, the Seller shall use its best efforts to obtain Investor Consents promptly, and shall cooperate with the Purchaser to facilitate the Purchaser’s participation in communications with the Investors relating to the Investor Consent process, and the Purchaser shall reasonably cooperate with the Seller in obtaining the Investor Consents. Upon receipt of each Investor Consent, the Seller shall deliver to the Purchaser a copy of each such Investor Consent. All Servicing Rights with respect to which an Investor Consent has not been received by the applicable Sale Date shall be removed from any transaction contemplated hereby, unless the Parties have mutually agreed in writing to a later Sale

Date (or Sale Dates) to accommodate a delayed Investor Consent. The Seller shall pay any and all fees and costs charged by each Investor to secure Investor Consents for the transactions contemplated in this Agreement, including, without limitation, fees to the Investors for the transfer of the Servicing Rights in accordance with the Applicable Requirements (“Investor Consent Fees”). If applicable, the Seller shall prepare and deliver to HUD the required electronic notification of the transfer of the Servicing Rights from the Seller to the Purchaser in a timely manner and in accordance with all Applicable Requirements.
Section 6.02    Document Custodian; Transfer of Custody of Mortgage Files; Assignments and Related Matters.
(a)Document Custodian. Subject to Investor requirements, the Seller shall control the choice of the Document Custodian through each Transfer Date. Effective as of each Transfer Date, the Purchaser may appoint a successor Document Custodian. Effective as of each Transfer Date, the Seller shall (or shall cause its Document Custodian to) transfer the custody of the related Legal Documents (excluding any outstanding Trailing Loan Documents), including the internal delivery and segregation of Legal Documents as a result of the change of Servicer to Purchaser, to the Purchaser’s Document Custodian, U.S. Bank National Association. The Seller shall pay for the cost to ship the Legal Documents to such Document Custodian and the costs relating to obtaining the applicable Investor(s) approvals relating to such change in Document Custodian, as applicable. The Seller shall, at its expense, cause the Legal Documents (other than any outstanding Trailing Loan Documents) relating to each Mortgage Loan to be delivered to the Purchaser’s Document Custodian within [***] Business Days of the applicable Transfer Date and the outstanding Trailing Loan Documents to be delivered as provided in Section 6.02(e). The ongoing fees and costs charged by the Document Custodians for the period prior to the applicable Transfer Date shall be the responsibility of the Seller and, except as provided in this Section 6.02 and Section 6.06, for the period on and after the Transfer Date shall be the responsibility of the Purchaser. Each Mortgage File shall clearly indicate the Seller’s and Investor’s loan numbers.
(b)[Reserved].
(c)Transfer of Imaged Mortgage File Documents. No later than [***] days prior to the applicable Transfer Date, at the Seller’s expense, the Seller shall transfer (by way of a medium to be agreed upon by the Parties) the Imaged Mortgage File Documents in respect of each applicable Mortgage Loan to the Subservicer. The Seller shall deliver such Imaged Mortgage File Documents, and such Imaged Mortgage File Documents shall be individually indexed and organized as mutually agreed by the Parties and the subservicer.
(d)Assignments and Related Matters.
i.Unless otherwise instructed in writing by the Purchaser or the Subservicer, the Seller shall, at the Seller’s expense and in compliance with all Applicable Requirements and Accepted Servicing Practices, (A) prepare and record or cause to be prepared and recorded, as required by the applicable Investor, all prior intervening Assignments of Mortgage Instruments; (B) with respect to Non-MERS Mortgage Loans, prepare or cause to be prepared all Assignments of Mortgage Instruments from the Seller to the Purchaser, and from the Purchaser to the applicable Investor or as otherwise required by Applicable Requirements; and (C) endorse or cause to be endorsed the Mortgage Notes in blank without recourse or as otherwise required by the applicable Investor. The Seller shall deliver images of the foregoing executed documents within [***] days of the applicable Transfer Date. Additionally, the Seller shall deliver images of the foregoing recorded documents within [***] days of recordation and deliver to the related Document Custodian all original recorded Assignments of Mortgage Instruments promptly upon receipt of same from the applicable recording office or otherwise.
ii.Unless otherwise instructed in writing by the Purchaser or the Subservicer, in respect of MERS Mortgage Loans, the Seller shall, at the Seller’s expense, take such actions as are necessary to cause the Purchaser to be clearly identified, as of the Transfer Date, as the servicer of each MERS Mortgage Loan and the Subservicer as the subservicer in the records of MERS for purposes of the system of recording transfers of servicing of mortgage loans maintained by MERS and the Seller shall make such other changes to the applicable MERS registration information. The Purchaser shall accept any such transfer of servicer or beneficial interest initiated by the Seller within the MERS system.
iii.Except with respect to any Delinquent Loan or any Foreclosure Loan for which Servicing Rights are purchased hereunder by the Purchaser, unless otherwise instructed in writing by the Purchaser or the Subservicer, the Seller shall, at the Seller’s expense, register with MERS any Non-MERS Mortgage Loans in the Purchaser’s name to the extent expressly required by the applicable Investor. The Seller shall bear any and all costs associated with the MERS registration of any Non-MERS Mortgage Loans. In connection with each Non-MERS Mortgage Loan, the Seller shall, at its expense, prepare and record an Assignment of Mortgage Instrument from the Seller to MERS.
(e)Delivery of Trailing Loan Documents. Within the earlier of (i) [***] days following the applicable Transfer Date and (ii) the date any Trailing Loan Document is required to be delivered to the Document Custodian pursuant to any Applicable Requirements, the Seller shall deliver to the Document Custodian complete and correct versions of each of the Trailing Loan Documents required to be included in the Mortgage File related to the Servicing Rights; provided, however, that in the case of a Mortgage Instrument or Assignment of Mortgage Instrument that the Seller has delivered to the applicable recorder’s office in a timely manner that has not yet been returned by such recorder’s office solely due to a delay by such recorder’s office, the Seller shall have such additional time to obtain and deliver such documents and the final title policy (if such receipt of such document from the title insurer is delayed due to missing Mortgage Instrument or Assignment of Mortgage Instrument recording information) as is necessary but not to exceed the earlier of (i) the date such document is required to be delivered to the applicable Investor for purposes of Pool certification or otherwise and (ii) [***] days following the applicable Transfer Date.
(f)Records relating to Advances. The Seller shall deliver to the Purchaser for review, within [***] Business Days of each Transfer Date (or such other period as agreed by the Seller and the Purchaser), an itemized list for all applicable outstanding Advances, including at a minimum (i) loan level Advance balances, (ii) information reflecting the date or period such Advances were made and (iii) loan level information related to the type (i.e., delinquency, tax, insurance, attorney fees, property inspection, etc.) and disbursement history of each Advance (which may be in electronic format). In addition, the Seller shall, consistent with industry standards, maintain copies of invoices or other customary evidence consistent with Applicable Requirements with respect to each Advance made by the Seller and shall provide to the Purchaser or its designee (and to a Mortgagor upon request) copies of such invoices or other customary evidence to support all Advances made with respect to the Mortgage Loans and to support the reimbursement of such Advance. In the event the Seller fails to provide, or fails to cause to be provided, to the Purchaser any such invoice or other customary evidence, and the Purchaser reasonably believes that the related Advances will not be reimbursed as a result of such failure, the Seller shall reimburse the Purchaser for the amount of such unreimbursed Advances within [***] Business Days of the Purchaser’s written request for reimbursement.

Section 6.03    Undertakings by the Seller.
(j)Custodial Fund Interest and Reporting. The Seller shall pay interest on Custodial Funds accrued through the applicable Transfer Date to the extent interest with respect to Custodial Funds is required to be paid under the Applicable Requirements for the benefit of Mortgagors under the Mortgage Loans.
(k)IRS Reporting. The Seller shall, at its sole cost and expense, prepare and file with the Internal Revenue Service all reports, forms, notices and filings required by the Internal Revenue Code and rules, regulations and interpretations thereunder in connection with the Servicing Rights and Mortgage Loans with respect to events that occurred prior to the applicable Transfer Date thereof, including without limitation, the reporting of all interest paid by the Seller for the account of Mortgagors under the Mortgage Loans, all in compliance with Applicable Requirements and Accepted Servicing Practices.
Section 6.04    Non-Solicitation. The Seller shall not, and shall cause its Affiliates, and each of its and their respective officers, directors and employees, subservicer (if any), agents, representatives working on the Seller’s behalf to not, directly or indirectly, during the remaining term of any of the Mortgage Loans, by telephone, by mail, by internet, by facsimile, by personal solicitation, by electronic media or otherwise take any action to solicit or assist in the solicitation of any of the Mortgagors for any purpose, including without limitation refinance, home equity or insurance (any such action, a “Solicitation Action”). The Seller shall use reasonable efforts, including the exercise of any available contractual remedies, to cause any of its agents, representatives, Affiliates, or any Originators or Prior Servicers to not take a Solicitation Action, provided Seller shall not be obligated to undertake any litigation or other legal action against any Originator or Prior Servicer. Notwithstanding the foregoing, nothing in this Section 6.04 shall prohibit the Seller from (a) taking applications from those Mortgagors who initiate refinance action on their own, (b) engaging in promotions to the general public, such as mass mailings based on commercially acquired, non-targeted mailing lists, or general, non-targeted newspaper, magazine, billboard, radio, television or Internet advertisements, or (c) solicitations (other than solicitations for refinancing of any Mortgage Loans) based on then-existing relationships of the Seller with the Mortgagors other than under the Mortgage Loans.
Section 6.05    Payment of Costs. Except as otherwise provided herein, (a) the Seller shall be responsible for all fees, costs, expenses and other amounts payable to or with respect to [***] and (b) the Purchaser shall be responsible for the fees, costs, expenses and other amounts payable to or with respect to [***]. The Seller shall pay or reimburse the Purchaser for any costs and fees incurred by the Purchaser that are the responsibility of the Seller under this Section 6.05 within [***] Business Days of receiving an invoice for any such amounts from the Purchaser or its designee.
Section 6.06    Review of Legal Documents; Final Certification and Recertification. The Purchaser shall cause the Purchaser’s Document Custodian to review all Legal Documents included in the Mortgage Files and provide the Seller with a missing/defective document exception report in accordance with Section 3.01(c) hereof. The [***] shall be responsible for the cost and fees for imaging, indexing, pulling and re-pulling files, recertification, transfer or other actions required by the Investor or the Seller’s Document Custodian as a part of the transfer of Mortgage Loan Documents or required in order for Purchaser to complete the review contemplated in Section 3.01(c), provided, however, that the costs relating to the review of the Legal Documents as contemplated in Section 3.01(c) shall not exceed (i) for review of the Legal Documents, $[***] per Mortgage Loan and (ii) for ingestion of Trailing Documents, $[***] per document. The Seller agrees that in connection with the final certification and/or recertification of any Pool or Mortgage Loan, the Seller, at the [***] expense, shall deliver to the Purchaser’s Document Custodian all documents required for such final certification and/or recertification as they are received by or come into the possession of the Seller.

The Purchaser shall cooperate and use commercially reasonable efforts to cause the Purchaser’s Document Custodian to provide to the Seller, upon reasonable request not earlier than [***] months following the applicable Transfer Date (and shall make available sooner to the extent received), status reports, document tracking reports and other related information that evidences that the Seller is delivering documents, clearing exceptions and taking all other necessary actions in such manner as to permit final certification and/or recertification, as the case may be, as required under Applicable Requirements with respect to all Mortgage Loans. The Seller and the Purchaser, if requested by either of them, shall use their reasonable best efforts to obtain recertification waivers from each Investor. To the extent that any such waiver is not granted, the Purchaser shall cause its Document Custodian to perform a recertification as and when required by Applicable Requirements and [***] shall pay any fees and/or costs of the Document Custodian in connection with such recertification.
The Seller shall obtain such documents and shall take such steps as are necessary to enable the Purchaser, after the Transfer Date, to obtain by the appropriate deadline the initial certification, final certification and/or recertification, as applicable, of any Pools or Mortgage Loans as required under Applicable Requirements, including any required recertification of Pools and Mortgage Loans in connection with the transfer of the Servicing Rights to the Purchaser hereunder. The Purchaser shall cause its Document Custodian to perform such certifications and recertifications of any Pools or Mortgage Loans required by Applicable Requirements. If the deadline for final certification of a Pool is on or before the date [***] days after the scheduled Transfer Date, the Seller shall provide a written list of any deficiencies with respect to such Pools to the Purchaser on or before the applicable Sale Date, and update such written list on or before the Transfer Date. If the Purchaser’s Document Custodian returns a document to the Purchaser for correction or missing information, the Purchaser or its designee shall forward the document to the Seller, and the Seller shall promptly correct the document or insert the appropriate information and return the document to the Purchaser or its designee.
Section 6.07    Ordinary Course Servicing. Prior to the applicable Sale Date, the Seller shall continue to service (or, as applicable, shall continue to cause to have serviced) the Mortgage Loans pursuant to the terms and conditions of the Servicing Agreement and all Applicable Requirements and Accepted Servicing Practices. The Seller will not take or omit to take any actions which could be expected to be reasonably likely to cause a Material Adverse Effect to the Servicing Rights and related assets and liabilities prior to the applicable Sale Date.
Section 6.08    [Reserved].
Section 6.09    Interim Servicing. The Seller shall interim service the Mortgage Loans for the benefit of the Purchaser and Investors in accordance with the Interim Servicing Requirements during the period between the applicable Sale Date through the applicable Transfer Date. The Seller shall pay, perform and discharge all liabilities and obligations related to the Servicing Rights and Mortgage Loans during the Interim Servicing Period (and after the Interim Servicing Period to the extent provided in the Interim Servicing Requirements) in accordance with the terms and conditions of the Interim Servicing Requirements.
Section 6.10    Notice of Material Events. Prior to the final Transfer Date, to the extent not prohibited by Applicable Requirements and any applicable confidentiality provisions, the Seller shall promptly give the Purchaser written notice of (i) the occurrence of any breach by the Seller of any of its obligations hereunder or the commencement of any litigation or proceeding or any other material adverse event, in each case, which could reasonably be expected to have a Material Adverse Effect, (ii) any event which, with the passage of time, could reasonably be expected to result in a termination of any servicing agreement between the Seller and any Agency, (iii) any notices from any Agency (including copies of such notices) of any breach, potential breach, default or potential default by the Seller under any servicing agreement or other agreement between the Seller and such Agency, and with copies of any notices from such Agency, of any termination, potential termination or threatened termination of any servicing agreement or other agreement entered into between the Seller and such Agency or loss of eligibility as an approved issuer, seller, servicer or originator by any Agency which could reasonably be expected to have a Material Adverse Effect, and (iv) any material notices, requests, orders or inquiries received from the Agency or from any Governmental Authority with respect to the Mortgage Loans and/or the Servicing Rights, and any further correspondence in connection therewith and any periodic update with respect to the status of any such material notices, requests, orders or inquiries.
Section 6.11    Governmental Inquiries. Each Party shall cooperate in good faith with the other Party in responding to any inquiries or requests from any of the other Party’s regulators or examiners regarding the origination or prior servicing of the Mortgage Loans (including providing copies of audits, documents and other information requested by any regulator or examiner); provided that, if (i) prohibited by Applicable Requirements from providing any such requested information or (ii) the underlying contract prohibits disclosure of the requested information, such Party shall give the other Party prompt notice thereof and shall cooperate with the other Party in responding to the applicable regulator or examiner’s request and/or in seeking exemption from such prohibition. Each Party shall be reimbursed by the other Party for any reasonable out-of-pocket costs or expenses incurred in connection with the foregoing.
Section 6.12    Delivery of Mortgage Loan Data and Files.
(a)Preliminary Data and Settlement Schedule. No later than [***] Business Days before the applicable Sale Date, the Seller shall provide the Purchaser with the preliminary Date Tape and Settlement Schedule with respect to the related Servicing Rights and the related Mortgage Loans and such other information as to which the Parties may agree, with information as of the Estimation Date, for review and approval by the Purchaser containing the information necessary to update the Data Tape.
(b)Sale Date Update. No later than [***] Business Days after the applicable Sale Date, the Seller shall provide the Purchaser with the final Data Tape and Settlement Schedule with information necessary as of the Cut-off Date to enable the Purchaser to reconcile the estimated Purchase Price with the actual Purchase Price.
(c)Conversion Data Tape. At least [***] days prior to the applicable Transfer Date, the Seller shall deliver to the Purchaser a separate actual data tape with respect to the Servicing Rights and related Mortgage Loans to test the conversion of the Seller’s records to the Purchaser’s or its designee’s data processing system, in accordance with the Servicing Transfer Instructions.
(d)Transfer Date Update. No later than [***] Business Days after the applicable Transfer Date, the Seller shall provide the Purchaser with a separate data tape or tapes with respect to the Servicing Rights and related Mortgage Loans, updating those provided pursuant to Section 6.12(c) above, as of such Transfer Date.
Section 6.13    [Reserved].
Section 6.14    Cooperation. To the extent reasonably possible, the Parties shall cooperate with and assist each other, as requested, in carrying out the purposes of this Agreement. The Parties shall cooperate with each other as reasonably required to obtain Investor approvals and the Seller shall cooperate as requested with the Purchaser’s efforts to obtain final certifications and recertifications with respect to the Pools required under Applicable Requirements. The Seller shall reasonably cooperate with the Purchaser in providing any other information, reports, documentation, or data as may be reasonably necessary for the Purchaser to comply with any Applicable Requirements and monitor the Seller’s performance under this Agreement, including the Interim Servicing Requirements and the Servicing Transfer Instructions, including without limitation any regulatory reporting obligations or any other reporting required in connection with the Mortgage Loans or the Servicing Rights. In addition, the Parties agree to cooperate and work in good faith to solve any and all issues or developments that arise during the course of the business relationship evidenced hereby, including responding to request from an Investor. Upon the Purchaser’s or the Subservicer’s request, from time to time, the Seller shall furnish the Purchaser or the Subservicer, as applicable, with one or more limited powers of attorney in the form of Exhibit 6.14 attached hereto.
Section 6.15    Custodial Account Verification. The Purchaser reserves the right to independently verify the sufficiency of the Custodial Accounts, employing such industry accepted practices such as, among other things, a test for minimum cash required and confirming that the Seller has fully funded the Custodial Account to take into account all prepaid principal, including prepayments in full and curtailments, and interest received with respect to the Mortgage Loans to the extent such funds were previously used to make Advances and not reimbursed. Should the Purchaser, any Investor or an auditor determine that the Custodial Account(s) did not contain the required deposits, including amounts previously used to make Advances, as of the applicable Transfer Date, then the Seller shall immediately reconcile all such accounts and deliver to the Purchaser within [***] Business Days the amount of the identified shortage (without interest thereon). Notwithstanding the foregoing, any right of the Purchaser to verify deposits in the Custodial Accounts shall in no way impair the Purchaser’s or any of its successors’ rights to any remedies provided under this Agreement and/or by law for any failure to maintain such accounts as required by this Agreement.
Section 6.16    [Reserved].
Section 6.17    Access to Information.
(e)The Seller will allow (and cause any of its subservicer to allow) the Purchaser, its Affiliates, its agents and its counsel, accountants and other representatives, during normal business hours and upon reasonable notice and provided that such review shall not unduly or unreasonably interrupt the Seller’s (or any subservicer’s) business operations, to review the Seller’s financial statements, applicable servicing agreements or subservicing agreements, the Mortgage Files, servicing files, servicing documents, quality control reports, exception reports, servicing records, subservicing oversight or surveillance reports or data, Investor reporting, Investor scorecards, record retention, default management, escrow administration, data tapes, and computer records, servicing systems, other computer and technology systems and other information pertaining to the Servicing Rights, the Mortgage Loans, the Custodial Accounts and the Advances. The Seller may require that any Persons performing such review on behalf of the Purchaser agree to the same non-disclosure and confidentiality agreements set forth in Section 11.13. In furtherance thereof, the Seller shall provide such information, data and materials as reasonably requested by the Purchaser in furtherance of this Section 6.17. The Seller shall make its appropriate officers and/or other relevant personnel available for one or more due diligence conference calls with the Purchaser at any time upon reasonable notice, to discuss, among other things, the Seller’s servicing platform and operations, the Seller’s compliance program, the Mortgage Loans, the Eligible Assets and/or other business matters. The obligations in this Section 6.17 shall terminate on the last Transfer Date.
Section 6.18    CFPB Compliance. The Parties agree to comply with CFPB’s rules and/or guidelines with respect to mortgage loan servicing transfers, including, as in effect, the CFPB’s Bulletin 2014-1 issued on August 19, 2014 and any applicable successor bulletins or guidance published by the CFPB relating to servicing transfers. The Seller will deliver or cause to be delivered to the Purchaser all information, data and documents in the possession or control of the Seller that is necessary to service the Mortgage Loans in compliance with the Applicable Requirements, and all such information, data and documents is true, correct and complete.
Section 6.19    CFPB Deliveries for Loss Mitigation Mortgage Loans. To the extent any Loss Mitigation Mortgage Loan is to be transferred to the Purchaser, the following provisions of this Section 6.19 apply to any such transfer of servicing. For the avoidance of doubt, the provisions of this Section 6.19 apply only to Loss Mitigation Mortgage Loans.
(a)The Seller will identify and provide the Purchaser or its designee with a list of all Loss Mitigation Mortgage Loans by loan number at least [***] days prior to the applicable Transfer Date and update such information at least [***] days prior to such Transfer Date, in accordance with the following categories:
(i)Mortgage Loans in any stage of pending Loss Mitigation, including In-process Loan Modifications;
(ii)Mortgage Loans approved or converted to a permanent Loss Mitigation outcome within [***] days of the applicable Transfer Date; and
(iii)Mortgage Loans denied Loss Mitigation within [***] days of the applicable Transfer Date.
(b)For each Loss Mitigation Mortgage Loan, the Seller will provide to Purchaser or its designee a report of the data fields including at least the fields required in Schedule 2.01, plus the following, to the extent such information is in the Seller’s possession:
(i)fields to identify the occurrence of automated or manual collection calls, including whether contact was made under 12 C.F.R. § 1024.39;
(ii)the date as of the start of any current delinquency (as defined by 12 C.F.R. § 1024.31), and if and when the related Mortgagor was sent a written notice of delinquency under 12 C.F.R. § 1024.39(b);
(iii)fields reflecting the evaluation of the related Mortgagor for a loss mitigation option, and the time remaining for any required response by the successor servicer;
(iv)the date and content of each notice that it sent pursuant to 12 C.F.R. § 1024.41, including each date that it sent the notice;
(v)for each servicing notice that is pending and not sent under 12 C.F.R. § 1024.41, the date by which the notice must be sent, and any information necessary for successor servicer to send the notice;
(vi)a total pay-off amount (in U.S. dollars) for each Mortgage Loan along with an itemization of: (A) the current unpaid principal balance; (B) corporate advance balance; (C) escrow advance balance; (D) suspense funds balance; (E) outstanding interest; (F) outstanding late charges; (G) any other outstanding balances with a description of the charge or credit; and (H) the related Mortgagor’s mailing address, if different from the Mortgaged Property address; and

(vii)all written correspondence, including emails, between the Seller or any Prior Servicer and a Mortgagor or their agent.
(c)Subject to Investor requirements, the Purchaser and the Seller shall delay the applicable Transfer Date (and any transfer of servicing) for any Loss Mitigation Mortgage Loan for which the Seller has not delivered to the Purchaser or its designee the Loss Mitigation Information or a request by Mortgagor for Loss Mitigation in conformity with the terms, conditions and provisions of this Agreement.
(d)The Seller and the Purchaser shall cooperate with and assist each other, as reasonably requested, in completing any Loss Mitigation that was in process as of the applicable Transfer Date. The Purchaser shall (or the Purchaser shall cause its subservicer to) engage in quality control work to validate that Loss Mitigation Information matches the images, data and documents received from the Seller. The Purchaser shall make reasonable efforts to identify missing or inaccurate Loss Mitigation Information and request such missing information from the Seller. The Seller shall deliver or cause to be delivered to the Purchaser any missing or incomplete Loss Mitigation Information or other information within [***] days of the Purchaser’s request. The Seller also shall deliver to the Purchaser updated Loss Mitigation Information within [***] days after the applicable Transfer Date, and the Seller shall promptly deliver to the Purchaser any executed Loss Mitigation Loan Documents received by the Seller after the applicable Transfer Date.
(e)In accordance with Applicable Requirements, the Purchaser shall (i) honor all Loss Mitigation, and Loss Mitigation Loan Documents, including In-process Loan Modifications, (ii) continue processing pending Loss Mitigation requests received prior to and after the applicable Transfer Date, and make any related required filings with any Person in accordance with Applicable Requirements, and (iii) within [***] days of the applicable Transfer Date, review and resolve any Loss Mitigation request that was pending within [***] days of the applicable Transfer Date for which the Purchaser lacks clear written evidence that such request was denied, and provide the Mortgagor an opportunity to provide any necessary missing information. If required by Applicable Requirements explicitly pertaining to loss mitigation and foreclosure avoidance, the Mortgagors under the Mortgage Loans subject to any of the modification or loss mitigation actions described in the preceding sentence shall be third party beneficiaries of the preceding sentence, but only to the extent of such requirement.
Section 6.20    Notification of Mortgagors, Insurance Companies, etc. At least [***] days prior to the applicable Transfer Date, in accordance with Applicable Requirements, the Seller, at its expense, shall mail notification to the Mortgagors of the transfer of the Servicing Rights and instruct the Mortgagors to deliver all Mortgage Loan Payments and all tax and insurance notices after the Transfer Date to the Purchaser or its designee at an address to be designated by the Purchaser or its designee after the Transfer Date. The Seller shall provide the Purchaser a draft of such notification for the Purchaser’s review at least [***] Business Days prior to the date that the Seller mails such notification to the Mortgagors. The Seller also shall, at its expense, notify any applicable taxing authority and credit bureaus, the Seller’s Document Custodian(s), the Seller’s electronic data processing servicing bureau, and Insurers that the Servicing Rights are being transferred and instruct such entities to deliver all tax bills, payments, notices and insurance statements to the Purchaser after the applicable Transfer Date. The Purchaser, at its expense, shall prepare and mail notification to the Mortgagors of the transfer of the Servicing Rights after the applicable Transfer Date in accordance with Applicable Requirements.
Section 6.21    Forwarding of Payments and Other Items.

(a)Payments. All Mortgage Loan Payments and other payments pertaining to a Mortgage Loan to be made by a Mortgagor that are received by the Seller during the first [***] days following the applicable Transfer Date shall be forwarded by the Seller, at the Seller’s expense, to the Purchaser or its designee by wire if such funds or payments are received by wire, or by overnight delivery if such funds or payments are received by check within [***] Business Day following the Seller’s receipt thereof. All such payments that are received by the Seller after the first [***] days following the applicable Transfer Date shall be returned by the Seller to the applicable Mortgagor. All other funds pertaining to the Mortgage Loans received by the Seller, including recoveries of Advances, shall be forwarded by the Seller, at the Seller’s expense, to the Purchaser or its designee by wire if such funds or payments are received by wire, or by overnight delivery if such funds or payments are received by check within [***] Business Day following the Seller’s receipt thereof.
(b)Bills. All bills (including, without limitation, tax and insurance bills) pertaining to the Mortgage Loans which are due and payable on or before the applicable Transfer Date and [***] days thereafter that are required to be paid in accordance with Applicable Requirements, or with respect to which the earlier of the payment deadline to take advantage of a discount or the payment deadline to avoid a penalty is before, on or within [***] days after such Transfer Date, shall be paid by the Seller prior to such Transfer Date in accordance with the Applicable Requirements. All bills, and all transmittal lists or any other information used to pay bills pertaining to the Mortgage Loans, and all documents, notices, correspondence and other documentation related to the Mortgage Loans, that are received by the Seller after the applicable Transfer Date shall be forwarded by the Seller, at the Seller’s expense: (i) to the Purchaser or its designee by overnight delivery or electronic mail within [***] Business Day following the Seller’s receipt thereof for the first [***] days after such Transfer Date, and (ii) to the Purchaser or its designee by first class mail within [***] Business Day following the Seller’s receipt thereof for all periods following the [***] day after such Transfer Date. All penalties and interest due on any Mortgage Loan resulting from the Seller’s failure to pay a bill or to forward bills or other items to the Purchaser or its designee as provided above shall be borne by the Seller. The Seller shall cooperate with the Purchaser or its designee to obtain tax bills with respect to which the earlier of the payment deadline to take advantage of a discount or the payment deadline to avoid a penalty is between the [***] and [***] day after the applicable Transfer Date.
(c)Loan and Pool Numbers. All documents, notices, correspondence and other documentation related to the Mortgage Loans that are received by the Seller after the applicable Transfer Date shall clearly indicate the Seller’s loan numbers and the Investor’s loan numbers.
Section 6.22    [Reserved].
ARTICLE VII

CONDITIONS PRECEDENT TO OBLIGATIONS OF THE PURCHASER
The obligations of the Purchaser under this Agreement to purchase on any Sale Date are subject to the satisfaction of each of the following conditions on the date or dates specified in the applicable section of this Article VII, any or all of which may be waived in writing by the Purchaser:
Section 7.01    Correctness of Representations and Warranties. The representations and warranties made by the Seller in this Agreement shall be true and correct in all material respects as of such Sale Date.

Section 7.02    Compliance with Covenants. All terms and covenants contained in this Agreement required to be complied with and performed by the Seller shall have been duly complied with and performed by the Seller in all material respects as of such Sale Date.
Section 7.03    [Reserved].
Section 7.04    [Reserved].
Section 7.05    Litigation. On such Sale Date, no litigation, claim, demand, administrative or regulatory proceeding or governmental investigation shall be pending, threatened or contemplated and no order, injunction or decree shall have been entered that either (i) would reasonably be expected to have a Material Adverse Effect with respect to the Seller, or (ii) enjoins, restrains or prohibits or seeks to enjoin, restrain or prohibit this Agreement or consummation of the transactions contemplated by this Agreement.
Section 7.06    [Reserved].
Section 7.07    Investor Consent. On or prior to such Sale Date, the required Investor Consents shall have been issued and delivered to the Purchaser and the Purchaser shall have reasonably approved and accepted all Investor approval documentation required to effectuate the purchase and transfer of the Servicing Rights as contemplated hereunder.
Section 7.08    [Reserved].
Section 7.09    Release of Liens on Servicing Rights. On or before such Sale Date, the Purchaser shall have received (i) an instrument, in a form reasonably satisfactory to the Purchaser, evidencing the release of any lien to which the Servicing Rights transferred to the Purchaser on such Sale Date may have been subject and (ii) authorization (subject only to the consummation of such transfer) from the applicable secured party to file a UCC-3 financing statement in a form reasonably satisfactory to the Purchaser, terminating any lien referred to in the foregoing clause (i).
Section 7.10    Sale Date Documentation. On or before such Sale Date, the Purchaser shall have received, in form and substance reasonably satisfactory to the Purchaser a Bill of Sale, together with the related Settlement Schedule, providing for the conveyance of the applicable Servicing Rights on such Sale Date.
Section 7.11    [Reserved].
Section 7.12    [Reserved].
Section 7.13    Secretary’s Certificate of Seller. The Purchaser shall have received, on or before the applicable Sale Date, (i) a Secretary’s Certificate dated as of such Sale Date, reasonably acceptable to the Purchaser, containing an incumbency certificate of the Seller dated as of such Sale Date identifying the Person(s) authorized to bind the Seller to this Agreement and (ii) applicable corporate resolution authorizing the Seller to enter into the types of transactions set forth herein and authorizing the officers of the Seller to execute this Agreement and such other documents as may be necessary to accomplish the transactions contemplated hereby.
Section 7.14    [Reserved].
Section 7.15    [Reserved].

ARTICLE VIII

CONDITIONS PRECEDENT TO OBLIGATIONS OF THE SELLER
The obligations of the Seller to sell, transfer and assign Servicing Rights under this Agreement are subject to the satisfaction of each of the following conditions on the date or dates specified in the applicable section of this Article VIII, any or all of which may be waived in writing by the Seller:
Section 8.01    Correctness of Representations and Warranties. The representations and warranties made by the Purchaser in this Agreement are true and correct in all material respects as of the applicable Sale Date.
Section 8.02    Compliance with Covenants. All terms and covenants in the Agreement required to be complied with and performed by the Purchaser shall have been duly complied with and performed by the Purchaser in all material respects, as applicable, as of the applicable Sale Date.
Section 8.03    Proceedings. As of the Sale Date, no litigation, claim, demand, administrative or regulatory proceeding or governmental investigation shall be pending, threatened or contemplated and no order, injunction or decree shall have been entered that either (i) would reasonably be expected to have a Material Adverse Effect with respect to the Purchaser, or (ii) enjoins, restrains or prohibits or seeks to enjoin, restrain or prohibit this Agreement or consummation of the transactions contemplated by this Agreement.
Section 8.04    Investor Approval. On or before the applicable Sale Date, the required Investor Consents shall have been issued by all appropriate Persons and delivered to the Seller.
Section 8.05    Regulatory Approval. At or prior to the Sale Date, the Purchaser shall be an approved servicer in respect of the applicable Investor, and no State Agency or other state or federal regulator has objected to the transactions contemplated by this Agreement.
ARTICLE IX

INDEMNIFICATION AND REPURCHASES
Section 9.01    Indemnification of the Purchaser.
(a)The Seller shall indemnify, defend and hold the Purchaser and its officers, directors, employees, agents and representatives and its and their respective Affiliates (each, a “Purchaser Indemnitee”) harmless from, and will reimburse such Purchaser Indemnitee for, any and all Losses incurred by such Purchaser Indemnitee to the extent that such Losses arise out of, relate to, or result from:
(i)the breach of any representation or warranty made by the Seller in this Agreement;
(ii)the breach of any term, provision and/or covenant of Seller in this Agreement, including through other Persons acting on Seller's behalf, including without limitation the Interim Servicing Requirements;
(iii)any inadequate, inaccurate or improper acts or omissions, actual or alleged, related to the origination or servicing of the Mortgage Loans, and any failure, actual or alleged, to comply with all applicable Agency requirements and guidelines, Accepted Servicing Practices and all Applicable Requirements related to the origination or servicing of the Mortgage Loans prior to the applicable Transfer Date;
(iv)any Claim or other litigation, action or proceeding (including, without limitation, any class action involving the Seller or any Originator or Prior Servicer, the Servicing Rights or the Mortgage Loans), and any pre-Transfer Date settlement of any Claim or other litigation, action or proceeding, arising out of events occurring in whole or in part before the applicable Transfer Date, including, but not limited to, any such pending or threatened Claim or other litigation, action or proceeding;
(v)any missing or defective documents, including documents required to be delivered in imaged format, that are required to be delivered to the Purchaser hereunder or to the extent applicable, that result in the delay or failure to timely final certify or recertify any Investor pool or Mortgage Loans or are necessary to service the Mortgage Loans in accordance with Applicable Requirements
(vi)any Excluded Obligation;
(vii)any act or omission of the Seller, or any agent, contractor or vendor hired by Seller, any Originator or Prior Servicer or any agent, contractor or vendor hired by the Seller, any Originator or Prior Servicer relating to the origination, servicing, pooling, sale or securitization of any of the Mortgage Loans
(viii)any curtailments and denied insurance or guaranty claims by an Agency or Insurer arising out of or related to any act or omission by the Seller prior to the applicable Transfer Date;
(ix)any inaccuracies in any data tapes, loan schedules or other information provided to the Purchaser by or on behalf of the Seller;
(x)[reserved];
(xi)any unreimbursed amounts of any Advances, including Advances made from funds in the Custodial Account, made prior to the Transfer Date, including any deductions, disallowances, curtailments or denials by an Investor with respect to such Advances, provided such unreimbursed amounts of Advances are not unreimbursed due to the Purchaser’s failure to comply with Applicable Requirements in connection with the reimbursement of such Advances not relating to the Seller’s failure to comply with its obligations with respect to Advances under this Agreement;
(xii)REO and/or Foreclosure, including but not limited to reasonable industry standard attorneys’ fees and restoration expenses, to the extent such Losses are incurred prior to the Transfer Date, in each case to the extent such expenses are the responsibility of the Servicer and not reimbursable by the applicable Investor under Applicable Requirements;
(xiii)the continuation by the Purchaser of any past practices of the Seller or any Prior Servicer related to loss mitigation in process, escrow practices, interest rate adjustments or post-Foreclosure sale activities that fail to comply with Applicable Requirements (including, without limitation, effects of abusive or deceptive collection costs, improperly initiated foreclosures and imposition of improper fees or interest charges); provided, however, Seller shall have no obligation to indemnify the Purchaser pursuant to this Section 9.01(a)(xiii) for any Losses arising after the earlier of (A) with respect to escrow practices and interest rate adjustments, the date of the next escrow account analysis or interest rate adjustment, as applicable, and (B) the date on which the Purchaser becomes aware that such practices are not in compliance with Applicable Requirements;
(xiv)any Agency Programmatic Losses;
(xv)[reserved];
(xvi)any hazard or special hazard (e.g., earthquake, hurricane, flood and fire) losses or REO property or foreclosure related losses arising from events, acts or omissions prior to the applicable Transfer Date, and are not reimbursable to the Purchaser under applicable Investor Guides; and/or

(xvii)any items set forth on Schedule 4.12.40.
(b)Notwithstanding anything in this Agreement to the contrary, for purposes of establishing whether any matter is indemnifiable under this Section 9.01, the accuracy of the representations and warranties of the Seller contained herein shall be determined without giving effect to the qualifications to such representations and warranties concerning knowledge or materiality (including, any reference to “material adverse effect,” “the knowledge of the Seller,” “the best of the Seller’s knowledge,” or “the Seller’s knowledge” or any other terms similar thereto). In that regard, the Parties acknowledge and agree that regardless of any qualifications or limitations contained in this Agreement regarding the Seller’s knowledge, or to materiality or to exceptions noted in a representation or warranty or disclosed in any schedule, other than disclosures on the Data Tape expressly contemplated in Article IV, the Seller shall be required to fully indemnify the Purchaser for all Losses incurred as a result of any of the matters set forth in Section 9.01(a).
(c)The indemnification provided by the Seller herein shall be with respect to Losses involving third parties and Losses involving the Purchaser.
(d)In addition, and notwithstanding anything in this Agreement to the contrary, the indemnification obligations of the Seller under this Agreement shall not be limited by time.
(e)Without duplication with Section 9.02, to the extent servicing with respect to any Mortgage Loans has been terminated as a result of an indemnifiable event set forth in this Section 9.01, the Seller shall pay to Purchaser Indemnitee, the Servicing Rights Repurchase Price in addition to any other Losses.
Section 9.02    Repurchase of Servicing Rights; Compensatory Fees; Agency Fees and Penalties.
(f)The Seller shall promptly repurchase the Servicing Rights sold to the Purchaser by the Seller in respect of a Mortgage Loan if (i) the Purchaser or the Seller has repurchased such Mortgage Loan from an Investor due to such Mortgage Loan being ineligible for sale or delivery to such Investor under the applicable Investor Guides, subject to the Seller’s right to cure, appeal and defend against a repurchase demand under the applicable Servicing Agreement or (ii) a breach of any of the representations set forth in Section 4.12 of this Agreement has occurred and such breach has a material and adverse effect on the ability to service such Mortgage Loan, the value or ownership of such Servicing Rights or the exposure of the Purchaser to liability from such Servicing Rights.
(g)In the event the Seller is required to repurchase any Servicing Rights pursuant to this Section 9.02, Seller shall promptly pay to the Purchaser the Servicing Rights Repurchase Price for such Servicing Rights; provided that, to the extent the Seller has rights to cure, appeal and defend against a repurchase demand under the Servicing Agreement with the applicable Investor pursuant to clause (i) of the immediately preceding paragraph, the Seller shall pay to the Purchaser any Servicing Rights Repurchase Price on or before [***] Business Day prior to the date payment is required by the applicable Investor and/or the Applicable Requirements. In the event the Purchaser is not permitted to transfer the Servicing Rights with respect to a Mortgage Loan to the Seller under Applicable Requirements in connection with a repurchase event pursuant to Section 9.02, the Seller shall be required to pay the Purchaser the related Servicing Rights Repurchase Price for such Servicing Rights.
(h)If the Seller refinances a Mortgage Loan after (i) the Seller has been notified that the applicable Investor requires such a Mortgage Loan to be repurchased (other than as a direct and primary result of the Purchaser’s failure to service the Mortgage Loan in accordance with Applicable Requirements, which failure was not caused by the Seller’s breach of its obligations under this Agreement) or (ii) the Purchaser otherwise demands repurchase of the Servicing Rights related to such Mortgage Loan pursuant to this Section 9.02, the Servicing Rights Repurchase Price shall nonetheless be payable by the Seller to the Purchaser upon completion of such refinancing (and, for the avoidance of doubt, the Seller shall be responsible for any Losses of the Purchaser that result from any such refinancing). The Seller’s obligation to pay the Servicing Rights Repurchase Price or reimburse the Purchase Price pursuant to this Section 9.02 shall remain even if by the time of repurchase or reimbursement, the servicing for the related Mortgage Loan has been terminated.
(i)As between the Purchaser and the Seller, the Seller shall be responsible and liable to the applicable Investor for Investor-imposed compensatory fees and/or penalties related to a failure to meet deadlines for Foreclosure-related activities during the period prior to the applicable Sale Date, and shall be responsible and liable to the Purchaser if such amounts are recovered by the Investor from the Purchaser, provided that nothing herein is intended to limit or otherwise impair the right of the Seller to dispute with the Investor any responsibility or liability for such amounts claimed by the Investor. The Purchaser shall use reasonable efforts to notify the Seller within [***] Business Days of any Investor demands for such amounts and permit the Seller to reasonably contest and/or appeal such demands; provided, however, that, the Seller shall be required to promptly reimburse the Purchaser for any fees and/or penalties paid by the Purchaser to the Investor (regardless of any right of the Seller to dispute, contest and/or appeal such fee or penalty with the Agency or the result of such dispute, contest and/or appeal). Any such fees and/or penalties which have been reimbursed and which are returned to the Purchaser following contest or appeal shall be promptly remitted to the Seller. Any amount paid by the Seller pursuant to this Section 9.02 shall be without duplication of amounts paid pursuant to Sections 9.01 and 9.03.
Section 9.03    Repurchase of Mortgage Loans.
(a)The Seller shall repurchase any Mortgage Loan that is required to be repurchased by an Investor (i) due to such Mortgage Loan being ineligible under the applicable Investor Guides or (ii) for any reason for which there exists a basis for indemnification under Section 9.01(a), in each case subject to the Seller’s right to cure, appeal and defend against a repurchase demand under the Servicing Agreement with the applicable Investor as further described below. The Purchaser shall reasonably cooperate with the Seller’s efforts to cure, appeal and defend against such a repurchase demand, including by providing reasonably requested documentation and data with respect to the applicable Mortgage Loan and its servicing.
(b)In connection with the repurchase of a Mortgage Loan and the related Servicing Rights, the Seller shall promptly remit to the Purchaser a repurchase price equal to the sum (without duplication) of (i) the amounts paid by the Purchaser to repurchase the Mortgage Loan and (ii) the Servicing Rights Repurchase Price for such Mortgage Loan; provided, however, that, if the Mortgage Loan has not yet been repurchased, the Seller shall only be required to remit the related Servicing Rights Repurchase Price to the Purchaser with respect to such Mortgage Loan pending such repurchase. Subject to Applicable Requirements, when the Seller is required to repurchase a Mortgage Loan and the related Servicing Rights from the Purchaser, such repurchase shall be accomplished by the Seller on or before [***] Business Day prior to the date required by the applicable Investor and/or the Applicable Requirements. Any amount paid by the Seller pursuant to this Section 9.03 shall be without duplication of amounts paid pursuant to Sections 9.01 and 9.02.
(c)Upon receipt by the completion of such repurchase by the Seller, the Purchaser shall forward to the Seller, or cause the applicable Document Custodian to forward to the Seller, all Mortgage Files and all documents relating to such Mortgage Loans and/or Servicing Rights, as applicable. In addition, the Purchaser or its designee shall prepare and execute any and all documents, instruments and agreements that are necessary to transfer such title to such Mortgage Loans and the Servicing Rights to the Seller including, without limitation, Assignments of Mortgage Instruments, endorsements of Mortgage Notes and if the Mortgage Instrument related to such Mortgage Loan is registered with MERS, complete the transfer of servicing to the Seller in the MERS system. The Seller shall reimburse the Purchaser for all documented and reasonable out-of-pocket expenses incurred by the Purchaser in performing each of the undertakings performed by the Purchaser pursuant to the immediately preceding sentence.
Section 9.04    Claims. Each Party shall promptly notify the other Party in writing of the existence of any material fact known to it giving rise to any obligation of the other Party under Article XI. In addition, an indemnified party under this Article IX shall promptly notify in writing an indemnifying party under this Article IX if a claim is made by a third party with respect to this Agreement or the Mortgage Loans that would give rise to a claim (each, a “Third Party Claim”) under this Article IX (other than counterclaims made in the course of servicing the Mortgage Loans). The failure or delay in providing notice shall not relieve a Party obligated to provide indemnification of any obligation to indemnify or reimburse the other Party hereunder unless such failure or delay materially prejudices the rights or increases the liability of the indemnifying party with respect to the matter as to which such notice relates, and then such indemnifying party’s obligation to indemnify or reimburse hereunder shall be reduced only by the amount that it actually has been damaged thereby. The indemnifying party may assume the defense of any such claim and use counsel of its choice (but reasonably acceptable to the indemnified party) and pay all expenses in connection therewith, including counsel fees, and shall promptly pay, discharge and satisfy any judgment or decree which may be entered against it or the indemnified party in respect of such claim and follow any reasonable written instructions received from the indemnified party in connection with such claim. In no event shall a party settle any claim subject to this Article IX without the prior written consent of the other party (which shall not be unreasonably withheld or delayed). The indemnified party may participate in the defense of claims at its own expense. The indemnified party may further assume control of any claim to the extent the indemnifying party is not in the reasonable, good faith opinion of the indemnified party diligently conducting defense of the claim. The costs and expenses including attorneys’ fees, incurred in connection with the investigation and defense of any valid claim by the indemnified party if the indemnifying fails to assume the defense or diligently conducts the defense of such claim shall be payable by the indemnifying party upon receipt of notice of such costs and expenses. The Purchaser and the Seller agree to reasonably cooperate with each other in connection with the defense, negotiation or settlement of any Third Party Claim. Following the receipt of written notice from the indemnified party of a demand for indemnification, the indemnifying party shall (i) seek to cure the problem giving rise to the demand, if possible, and (ii) unless there is a good faith dispute regarding the liability of the indemnifying party or the amount due from the indemnifying party, within [***] days or such lesser time as may be required by the applicable Investor, Insurer or third party claimant, pay the amount for which it is liable or otherwise take the actions which it is required to take.
Section 9.05    Additional Remedy Considerations.
(a)In determining whether there has been a breach of any representation, warranty or covenant by the Seller and the amount of any Loss arising from such breach, such representation, warranty or covenant shall be considered without regard to any qualification by or reference to the words “Seller material adverse effect,” “Purchaser material adverse effect,” “material,” “materially,” “to the knowledge of the Seller,” “the best of the Seller’s knowledge” or “the Seller’s knowledge”, or any other similar words contained therein.
(b)No information or knowledge of the Purchaser, nor the results of any due diligence or investigation by the Purchaser (including, without limitation, in relation to the Seller, the Mortgage Loans, the Servicing Rights  or other assets), shall affect, waive, modify, limit, or diminish: (i) any representation or warranty of the Seller contained in this Agreement; or (ii) the Purchaser’s right to rely upon such representations and warranties of the Seller, including with respect to any claims for indemnification hereunder.
Section 9.06    [***].

ARTICLE X

TERMINATION
Section 10.01    Termination.
(a)The Parties may terminate this Agreement by the mutual written agreement executed by the Purchaser and the Seller.
(b)The Purchaser may immediately terminate this Agreement if any of the following shall occur:
(i)prior to the Transfer Date, the Seller loses any Agency approval to originate or service Mortgage Loans for, and/or deliver Mortgage Loans to, any Agency to whom the Seller has sold Mortgage Loans;
(ii)prior to the Sale Date, the Seller breaches, in any material respect, any representation or warranty, covenant, obligation or agreement set forth in this Agreement and such breach is not cured within [***] days following such party’s receipt of the Purchaser’s written notice thereof;
(iii)any filing of an insolvency proceeding by or on behalf of the Seller, any consent by or on behalf of the Seller to the filing of an insolvency proceeding against the

Seller or any admission by or on behalf of the Seller of its inability to pay its debts generally as the same become due;
(iv)any filing of an insolvency proceeding against the Seller that remains undismissed or unstayed for a period of [***] days after the filing thereof;
(v)any issuance of any attachment or execution against, or any appointment of a conservator, receiver or liquidator with respect to, all or substantially all of the assets of the Seller; or
(vi)the related Investor has either (a) withdrawn the Investor Consent, or (b) not provided the Investor Consent by the scheduled Transfer Date.
Section 10.02    Effect of Termination. Except as otherwise provided in an agreement among the Parties, the termination of this Agreement shall not affect any other agreement among the Parties. In respect of any termination based upon an occurrence in accordance with Section 10.01, all Servicing Rights that have been sold and assigned to the Purchaser pursuant to this Agreement shall remain subject to the terms of this Agreement.With respect to any termination of particular obligations under this Agreement, the obligated Party shall have no further obligation to the other Party with respect to the terminated obligation. If this Agreement is terminated between any Sale Date and the related Transfer Date, within [***] Business Day after such termination, the Seller shall return to the Purchaser any portion of the Purchase Price paid by the Purchaser to the Seller relating to the applicable Servicing Rights.
ARTICLE XI

MISCELLANEOUS
Section 11.01    Supplementary Information. From time to time prior to and after each Sale Date, each Party shall furnish to the other Party such information supplementary to the information contained in the documents and schedules delivered pursuant hereto which is reasonably available and may reasonably be requested or which may be necessary to file any reports due to any Agencies in connection with the Mortgage Loans or Servicing Rights.
Section 11.02    Restriction on Notices; Information and Disclosure. Notwithstanding anything else herein, nothing in this Agreement shall require any Party to provide any notice, information, investigation, audit, correspondence, and any other communication (collectively, “Information”) to any other Party (1) if providing such Information is prohibited by Applicable Requirements or (2) upon any advice of counsel, if providing such Information may cause such Party to lose attorney-client privilege (governed by the applicable jurisdiction) between such Party and its attorneys.
Section 11.03    Further Assurances. Each Party shall, at any time and from time to time, promptly, upon the reasonable request of the other Party or its representatives, execute, acknowledge, deliver or perform all such further acts, deeds, assignments, transfers, conveyances, and assurances as may be required for the better vesting and confining to the Purchaser and its successors and assigns of title to Servicing Rights or as shall be necessary to effect the transactions provided for in this Agreement. The Purchaser and the Seller shall cooperate in good faith to consummate the transactions contemplated by this Agreement.
Section 11.04    Survival. Notwithstanding anything to the contrary contained herein, the representations and warranties of the Parties contained herein, as well as the Parties’ respective rights and obligations arising under Section 6.10, Section 11.13 and Article IX of this Agreement shall survive the termination of this Agreement and shall inure to the benefit of the Parties and their successors and assigns.

Section 11.05    Assignment. The Purchaser may at any time sell its Servicing Rights relating to any Mortgage Loans. The Purchaser may further assign to the new purchaser the representations, warranties and covenants of the Seller hereunder related thereto upon the advance written consent of the Seller, which consent shall not be unreasonably withheld. Without the consent of the Seller, the Purchaser may assign its rights under this Agreement (i) to an Affiliate so long as such Affiliate is approved to service the Mortgage Loans by the applicable Agencies to the extent required under Applicable Requirements or (ii) to pledge rights under this Agreement to secure loans and for financing purposes. Either Party may assign its rights under this Agreement, without the consent of the other Party, if such assignment is by merger whereby the other Party is merged into a successor entity so long as such successor entity agrees to be bound by the terms of this Agreement. Except as otherwise provided in this Section 11.05, no Party shall otherwise assign or otherwise transfer or encumber any of its rights or obligations under this Agreement without the prior written consent of the other Party (which consent shall not be unreasonably withheld).
Section 11.06    Notices.
(a)Except as otherwise expressly permitted by this Agreement, all notices and statements to be given under this Agreement are to be in writing, delivered by hand, telegram, national overnight mail service, or first class United States mail, postage prepaid and registered or certified with return receipt requested, to the following addresses (which addresses may be revised by notice):
(i)If to the Purchaser, to:
New Residential Mortgage LLC
[***]
[***]
Attention: [***]
Telephone: [***]
Email: [***]
with a copy to:
New Residential Mortgage LLC
[***]
[***]
Attention: [***]
Telephone: [***]
Email: [***]
with a copy to:
New Residential Mortgage LLC
[***]
[***]
Attention: [***]
Telephone: [***]
Email: [***]
(ii)If to the Seller to:
HomeStreet Bank
601 Union Street,

Suite 2000
Seattle, WA 98101
Attention: [***
Email: [***]
with a copy to:
HomeStreet Bank
601 Union Street,
Suite 2000
Seattle, WA 98101
Attention: [***]
Email: [***]
with a copy to:
HomeStreet Bank
601 Union Street,
Suite 2000
Seattle, WA 98101
Attention: [***]
Email: [***]
(b)All notices and statements shall be deemed given, delivered, received and effective upon personal delivery, [***] Business Day after sending by overnight mail or [***] Business Days after mailing by first class United States mail in the manner set forth above.
Section 11.07    Entire Agreement. This Agreement constitutes the entire agreement between the Parties with respect to the subject matter hereof. No amendments, modifications or supplements of this Agreement shall be binding unless executed in writing by the Parties. The Exhibits and Schedules are part of this Agreement.
Section 11.08    Binding Effect; Third Parties. This Agreement shall inure to the benefit of and be binding upon the Parties and their respective successors and permitted assigns. Nothing in this Agreement, express or implied, is intended to confer on any Person, other than the parties hereto and their successors and permitted assigns, any rights, obligations, remedies or liabilities.
Section 11.09    Applicable Laws.
(a)THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, WITHOUT REFERENCE TO ITS CONFLICT OF LAW PROVISIONS (OTHER THAN SECTION 5-1401 OF THE GENERAL OBLIGATIONS LAW), AND THE OBLIGATIONS, RIGHTS AND REMEDIES OF THE PARTIES HEREUNDER SHALL BE DETERMINED IN ACCORDANCE WITH SUCH LAWS.
(b)THE PARTIES HEREUNDER EACH KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVES ANY AND ALL RIGHTS IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OR ANY LITIGATION BASED ON, OR ARISING OUT OF, UNDER, OR IN CONNECTION WITH, THIS AGREEMENT, OR ANY OTHER DOCUMENTS AND

INSTRUMENTS EXECUTED IN CONNECTION HEREWITH, OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER ORAL OR WRITTEN), OR ACTIONS OF THE OTHER PARTY. THIS PROVISION IS A MATERIAL INDUCEMENT FOR EACH PARTY TO ENTER INTO THIS AGREEMENT.
(c)With respect to any claim or action arising under this Agreement, the parties (i) irrevocably submit to the exclusive jurisdiction of the courts of the State of New York within the County of New York and the United States District Court for the Southern District of New York, and appellate courts from any thereof, and (ii) irrevocably waive any objection which such Party may have at any time to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement brought in any such court, and irrevocably waive any claim that any such suit action or proceeding brought in any such court has been brought in an inconvenient forum.
(d)In connection with any claim or action arising under this Agreement, the prevailing Party shall be entitled to recover from the other Party all reasonable fees, costs and expenses incurred in connection with such claim or action (including without limitation, attorneys’ fees and expenses, staff time, court costs and other related costs and expenses).
Section 11.10    Remedy Exclusive. Except (a) for claims based on fraud by a Party or claims that cannot be waived as matter of applicable law, (b) for claims for injunctive relieve, (c) claims arising from criminal activity or willful misconduct on the part of a Party hereto in the consummation of the transactions contemplated by this Agreement and (d) as provided in Section 11.13(e), the rights and remedies set forth in this Agreement, are the sole and exclusive rights and remedies of the Parties and in lieu of any and all other rights and remedies which the Parties may have against each other with respect to this Agreement and with respect to the transactions contemplated hereby, under this Agreement, at law or in equity. In no event shall a Party hereto be liable under this Agreement to the other Party (or any Purchaser Indemnitee or [***], as applicable) for any indirect damages, including consequential, incidental, exemplary or special damages, or any punitive damages, provided that this shall not limit a Party’s liability for such amounts as paid by the other Party (or any Purchaser Indemnitee or [***], as applicable), to a third party.
Section 11.11    Attorney’s Fees and Expenses. In connection with any claim or action arising under this Agreement, the prevailing Party shall be entitled to recover from the other Party all reasonable fees, costs and expenses incurred in connection with such claim or action (including without limitation, attorneys’ fees and expenses, staff time, court costs and other related costs and expenses).
Section 11.12    Waiver. Any forbearance by a Party in exercising any right or remedy under this Agreement or otherwise afforded by applicable law shall not be a waiver or preclude the exercise of that or any other right or remedy.
Section 11.13    Confidentiality.
(a)Each Party acknowledges that it may, in the course of performing its responsibilities under this Agreement, be exposed to or acquire Confidential Information of the other Party, its Affiliates, their respective clients and investors or of third parties to whom the other Party owes a duty of confidentiality. The Party providing Confidential Information in each case shall be called the “Disclosing Party” and the Party receiving the Confidential Information shall be called the “Recipient”. With respect to all such Confidential Information, the Recipient shall (i) act in accordance and comply with all Applicable Requirements (including, without limitation, security and privacy laws with respect to its use of such Confidential Information), (ii) maintain, and shall require all third parties that receive Confidential Information from the Recipient as permitted hereunder to maintain, effective information security measures to protect Confidential Information from unauthorized disclosure or use, and (iii) provide the Disclosing Party with information regarding such security measures upon the reasonable request of the Disclosing Party and promptly provide the Disclosing Party with information regarding any failure of such security measures or any security breach. The Recipient shall hold the Disclosing Party’s Confidential Information in confidence, exercising no less care with respect to such Confidential Information than the level of care exercised with respect to the Recipient’s own similar confidential information and in no case less than a reasonable standard of care, and shall not copy, reproduce, summarize, quote, sell, assign, license, market, transfer or otherwise dispose of, give or disclose such Confidential Information to third parties or use such Confidential Information for any purposes other than those contemplated in this Agreement without the prior written authorization of the Disclosing Party. In addition, the Recipient shall not use the Confidential Information to make any contact with any of the Persons identified in the Confidential Information without the prior authorization of the Disclosing Party, except in the course of performing its obligations under the terms of this Agreement.
(b)The Recipient may disclose the Disclosing Party’s Confidential Information only (i) to its and its Affiliates’ officers, directors, attorneys, accountants, employees, agents and representatives and, with respect to the Purchaser only, rating agencies, consultants, bankers, financial advisors and potential financing sources (collectively, “Representatives”) who need to know such Confidential Information and who are subject to a duty of confidentiality (contractual or otherwise) with respect to such Confidential Information, (ii) to those Persons within the Recipient’s organization directly involved in the transactions contemplated by this Agreement, and who are bound by confidentiality terms substantially similar to the terms set forth herein, (iii) to the Recipient’s regulators and examiners, (iv) to defend itself in connection with a legal proceeding regarding the transactions contemplated by this Agreement and (v) as required by Applicable Requirements. The Recipient shall be liable for any breach of its confidentiality obligations and the confidentiality obligations of its Representatives.
(c)The Parties shall not, without the other Party’s prior written authorization, publicize, disclose, or allow disclosure of any information about the other Party, its present or former partners, managing directors, directors, officers, employees, agents or clients, its or their business and financial affairs, personnel matters, operating procedures, organization responsibilities, marketing matters and policies or procedures, with any reporter, author, producer or similar Person or entity, or take any other action seeking to publicize or disclose any such information in any way likely to result in such information being made available to the general public in any form, including books, articles or writings of any other kind, as well as film, videotape, audiotape, or any other medium except as required by Applicable Requirements.
(d)In the event that the Recipient, or any of such Party’s agents or employees, becomes legally compelled (by deposition, interrogatory, request for documents, subpoena, civil or criminal investigative demand or similar process) to disclose Confidential Information of the Disclosing Party, such recipient shall, provided it is not legally prohibited from doing so, provide prompt prior notice to the Disclosing Party so that it may seek a protective order or other appropriate remedy at the expense of the Disclosing Party; provided further that such Recipient shall not be required to provide such notice if such disclosure is in connection with Purchaser’s or its Affiliates’ public filings. In the event that such protective order or other remedy is not obtained, the Recipient will furnish only that portion of the Confidential Information which in the judgment of its counsel is legally required and will exercise reasonable efforts to obtain assurances that confidential treatment will be accorded the Confidential Information.
(e)Each Party acknowledges and agrees that any breach or threatened breach of any of the provisions of this Section 11.13 by the other Party may result in immediate and irreparable harm and that any remedies at law in such event will be inadequate. The Parties agree that such breaches, whether threatened or actual, will give the Disclosing Party the right to obtain injunctive relief to restrain such disclosure or use. This right shall, however, be in addition to and not in lieu of any other remedies at law or in equity.
(f)The obligations under this Section 11.13 shall survive the termination of this Agreement.
Section 11.14    Tax Treatment of Sales of Servicing Rights. The Parties agree that each sale of Servicing Rights pursuant to this Agreement shall be characterized as a true sale for tax purposes, and neither Party shall take any position on any tax return or tax filing inconsistent therewith. In the event, however, that it were to be determined that the transactions evidenced hereby constitute a loan and not a purchase and sale, this Agreement constitutes a security agreement under applicable law, the Seller hereby grants to the Purchaser a first priority perfected security interest in all of the Seller’s right, title and interest, whether now owned or hereafter acquired, in, to and under the Servicing Rights, Advances, Custodial Funds and Mortgage Files to secure the Seller’s obligations hereunder and under any agreement, document or instrument delivered in connection with this Agreement, provided that such security interest shall be subject and subordinate to all rights, powers and prerogatives retained or reserved by the applicable Investors. The Seller authorizes and agrees to cooperate with the Purchaser, and the Purchaser may file, at the expense of the Purchaser, any financing statements (and continuation statements and amendments to such financing statements) with respect to the Servicing Rights, now existing and hereafter created, meeting the requirements of applicable law in such manner and in such jurisdictions as are necessary to perfect, and maintain perfection of, the rights and interests of the Purchaser in and to the Servicing Rights.
Section 11.15    Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which together shall be deemed to be one instrument. Images of the signature pages to this Agreement shall constitute and evidence original signatures to this Agreement.
Section 11.16    Third Party Beneficiaries. Except for each Person indicated in Sections 9.01, 9.06 and 6.19(e), this Agreement is for the sole benefit of the Parties and their respective successors and permitted assigns, and nothing herein expressed or implied gives or may be construed to give to any Person, other than the Parties and such respective successors and permitted assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement. For the avoidance of doubt, except as set forth above, the Seller and the Purchaser acknowledge and agree that Mortgagors are not third party beneficiaries of this Agreement.
Section 11.17    Joint Defense Agreements. The Seller and the Purchaser recognize and acknowledge that they may work together and may share information related to Third Party Claims and that such cooperation, including information shared between the Parties hereto, shall not constitute a waiver of any attorney-client privilege, work product doctrine or any other applicable privilege. This provision should be interpreted to create a joint defense agreement between the Parties hereto, which may be further formalized with an addendum to that effect between them at a later date.
Section 11.18    Severability. Any part or provision of this Agreement which is prohibited or which is held to be void or unenforceable shall be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof. Any part or provision of this Agreement which is prohibited or unenforceable or is held to be void or unenforceable in any jurisdiction shall be ineffective, as to such jurisdiction, to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction as to any Mortgage Loan shall not invalidate or render unenforceable such provision in any other jurisdiction. To the extent permitted by applicable law, the parties hereto waive any provision of law which prohibits or renders void or unenforceable any provision hereof.
Section 11.19    Reproduction of Documents. This Agreement and all documents relating hereto, including (a) consents, waivers and modifications which may hereafter be executed and (b) financial statements, certificates and other information previously or hereafter furnished, may be reproduced by any photographic, photostatic, microfilm, micro-card, miniature photographic or other similar process. The Parties agree that any such reproduction shall be admissible in evidence as the original itself in any judicial or administrative proceeding, whether or not the original is in existence and whether or not such reproduction was made by a Party in the regular course of business, and that any enlargement, facsimile or further reproduction of such reproduction shall likewise be admissible in evidence.
[Signature page follows]

IN WITNESS WHEREOF, each of the undersigned parties to this Agreement has caused this Agreement to be duly executed in its name by one of its duly authorized officers on the date first set forth above.
NEW RESIDENTIAL MORTGAGE LLC,
as the Purchaser
By:     /s/ Nicola Santoro, Jr.
Name: Nicola Santoro, Jr.
Title: Chief Financial Officer and
Chief Operating Officer
HOMESTREET BANK,
as the Seller
By:    /s/ Darrell van Amen                        Name: Darrell van Amen
Title: EVP, Chief Investment Officer &
Treasurer